EXHIBIT 10.1

                                  CONFIDENTIAL

                        DISTRIBUTION AND SUPPLY AGREEMENT

                                 BY AND BETWEEN

              SMITHKLINE BEECHAM CORPORATION, D/B/A/GLAXOSMITHKLINE

                                       AND

                               CELGENE CORPORATION

                                 MARCH 31, 2003

                        DISTRIBUTION AND SUPPLY AGREEMENT

         This DISTRIBUTION AND SUPPLY AGREEMENT (this "Agreement") is made and entered into as of March 31, 2003, by and between SmithKline Beecham Corporation, d/b/a/ GlaxoSmithKline, a corporation duly organized and existing under the applicable laws of the Commonwealth of the State of Pennsylvania, having a principal place of business in Philadelphia, Pennsylvania ("GSK"), and Celgene Corporation, a corporation duly organized and existing under the applicable laws of the State of New Jersey, and having a principal place of business in Warren, New Jersey ("Celgene").

                                    RECITALS
                                    --------

         WHEREAS, GSK owns the marketing and distribution rights to the prescription pharmaceutical products sold under the Alkeran(R) brand in various formulations, presentations and strengths; and

         WHEREAS, Celgene wishes to obtain the exclusive right to distribute, even as to GSK, market, promote, detail, advertise and sell the Products (as hereinafter defined) as GSK's exclusive distributor of such Products in the Territory (as hereinafter defined), and to utilize GSK's Trademarks (as hereinafter defined) to identify the Products in connection with the distribution, marketing, promotion, advertisement and sale of the Products in the Territory as described herein, and GSK wishes to grant such rights to Celgene on the terms and conditions set forth in this Agreement; and

         WHEREAS, Celgene wishes to purchase from GSK, and GSK agrees to supply to Celgene, Celgene's entire requirements of the Products, for distribution in the Territory for the Term (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, GSK and Celgene hereby agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS
                                  -------------

         1.01 Defined Terms. The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this
Agreement:

                  "Actual Quantity" has the meaning set forth in Section
5.03(c).

                  "Adverse Event" shall mean any adverse event associated with the use of the Products in humans, whether or not considered drug-related, including (i) an adverse event occurring in the course of the use of the Products in professional practice; (ii) an adverse event occurring from an overdose, whether accidental or intentional, related to the Products; (iii) an adverse event occurring from drug abuse related to the Products; (iv) an adverse event occurring from withdrawal of the Products; and (v) any failure of expected pharmacological action, or such other definition as may from time to time be set forth in 21 CFR Part 314.80.

                  "Affiliate" means, with respect to any person, any other person, that directly or indirectly controls, is controlled by, or is under common control with, such person. For such purposes, control, controlled by and under common control with shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more, or the ownership percentage as required under local jurisdiction, of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

                  "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, as the same may be amended or supplemented in accordance with this Agreement.

                  "Alkeran(R)"means the Products (as defined below).

                  "Annual Minimum Purchase Requirement" has the meaning set forth in Section 5.01(b).

                  "Annual Period" means any of the four periods identified as such in the table in Section 5.01(b) and, if the Term of this Agreement is extended pursuant to Section 12.01, each twelve (12) month period ending on the anniversary of March 31, 2006.

                  "Applicable Laws" means all laws (including the common law), ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation the Federal Food, Drug, and Cosmetic Act and applicable regulations, federal and state anti-kickback laws, privacy laws, consumer protection statutes, laws relating to sample accountability and any requirements under any Product Registrations applicable to the Products in the Territory.

                  "Applicable Percentage" has the meaning set forth in Section 5.05(a).

                  "Average Annual Net Sales" has the meaning set forth in
Section 12.07.

                  "Business Day" means any day that is not a United States federal holiday.

                   "Calendar Quarter" means a period of three (3) consecutive calendar months commencing each January 1, April 1, July 1, and September 1 and ending each December 31, March 31, June 30 and September 30, as the case may be.

                  "Celgene Claim" has the meaning set forth in Section 9.01.

                  "Celgene Party" has the meaning set forth in Section 9.01.

                  "Commercially Reasonable Efforts" of a Party means those efforts consistent with the exercise of its prudent scientific and business judgment as applied to other commercialization efforts for products of similar scientific and commercial potential within the relevant product lines of such Party.

                  "Confidential Information" has the meaning set forth in
Section 11.01(a).

                  "Confidentiality Agreement" has the meaning set forth in
Section 11.01(b).

                  "Cost of Goods" means the price at which Celgene purchases Products from GSK, as set forth in Section 5.05.

                  "CSO" means a contract sales organization that is engaged in the business of promoting prescription drug products.

                  "DDMAC" means the FDA's Division of Drug Marketing, Advertising and Communications.

                  "Delivery Date" has the meaning set forth in Section 5.03(b).

                  "Effective Date" means the date upon which this Agreement was first entered into, as set forth above. "Existing Inventory" means GSK's entire finished goods inventory of Products in the Territory as of the end of the Transition Period in an amount not to exceed the quantity of the Products specified in the Purchase Order referred to in Section 5.02(a)(i) less quantities shipped by GSK during the Transition Period pursuant to Section 3.08(a).

                  "FDA" means the United States Food and Drug Administration, or any successor agency of the United States.

                  "Federal Programs" has the meaning set forth in Section 3.07.

                  "GLP" has the meaning set forth in Section 8.02(f)(ii).

                  "Good Manufacturing Practices" means all current good manufacturing practices as defined under 21 USC ss. 351(a)(2)(B) and the FDA regulations promulgated thereunder, as in effect from time to time.

                  "Governmental Authority" means any Federal, state, local or foreign governmental authority, agency or other body.

                  "GSK Claim" has the meaning set forth in Section 9.02.

                  "GSK Entities" means GSK and those GSK Affiliates that manufacture, distribute, sell, promote or market the Products in the Territory.

                  "GSK Party" has the meaning set forth in Section 9.02.

                  "Intellectual Property" means: (i) all patents and patent applications in existence as of the Effective Date, as set forth on EXHIBIT 1.01A

                  "Manufacturing Documentation" means, with respect to any Product, any and all current validation reports, any current formulation's manufacturing instructions, and current batch record templates, and which are specific to or otherwise used in Secondary Manufacture of the finished form of the Product. For avoidance of doubt, it is understood and agreed that the term "Manufacturing Documentation" shall only apply to such documents as are used in, or that relate to, the finished goods manufacturing process, and shall not in any case apply to the Primary Manufacturing process or to the synthesis of any of the active drug substance in the Product.

                  "Material Adverse Effect" has the meaning set forth in Section 8.02(b).

                  "NDA" means a New Drug Application filed with the FDA for any product, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning such product which are necessary for FDA approval to market such product in the Territory.

                  "NDC" means National Drug Code.

                  "Net Sales" means the gross amount invoiced for Products by Celgene or its Affiliates to Third Parties in the Territory, less:

                  (i) quantity, trade, and/or cash discounts, allowances, rebates, chargebacks and price adjustments or reductions allowed or given;

                  (ii) credits, rebates, chargebacks, or refunds allowed for rejected, outdated, damaged, or returned Products;

                  (iii) the Cost of Goods; and

                  (iv) any other similar and customary deductions as defined and accepted by U.S. Generally Accepted Accounting Principles.

Deductions shall be determined in accordance with U.S. Generally Accepted Accounting Principles, consistently applied. If any of the Products are sold for compensation other than cash, Net Sales shall be calculated based on the gross list price of the Products on the date of sale in cash.

                  "Net Wholesale Price" means the gross list price published by Celgene, ex-factory, to its wholesale customers for the Products.

                  "Party" means GSK or Celgene and, when used in the plural, shall mean GSK and Celgene.

                  "PDMA" means the Prescription Drug Marketing Act.

                  "Person" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, limited liability company, or other business entity, or any government or any agency or political subdivision thereof (including but not limited to FDA).

                  "Pre-Clearance Period" has the meaning set forth in Section 3.02(b)(ii).

                  "Pre-Clearance Process" has the meaning set forth in Section 3.02(b)(ii).

                  "Primary Manufacture" or "Primary Manufacturing" means the process used in the manufacture of an active drug substance (including, but not limited to the synthesis thereof), the result of which will be used in Secondary Manufacturing of a pharmaceutical product.

                  "Products" means melphalan in all dosage forms, formulations, line extensions and package configurations comprising melphalan as an active ingredient marketed by GSK or its Affiliate in the Territory under the tradename Alkeran(R) and any improvements to such formulations or dosages as may hereafter be distributed by GSK or its Affiliates in the Territory during the Term for the treatment of multiple myeloma and non-resectable epithelial carcinoma of the ovary.

                  "Product Packaging Materials" means all packaging materials used in the manufacture of, and shipment of, the Products, as in effect on the date hereof, including primary and secondary containers, closures, tertiary packaging materials, labels and leaflets, all as revised from time to time in accordance with the terms and conditions of this Agreement.

                  "Product Registration" means the approvals or registrations for any of the Products which have been received by GSK in the Territory, including without limitation the Drug Master File (DMF) and NDA for the Product.

                  "Promotional Review Notice" has the meaning set forth in
Section 3.02(b)(i).

                  "Purchase Order" has the meaning set forth in Section 5.02(a).

                  "Recall" has the meaning set forth in Section 6.07.

                  "Renewal Date" has the meaning set forth in Section 12.01.

                  "Secondary Manufacture" or "Secondary Manufacturing" means the manufacturing and packaging process used in formulating the active drug substance and all excipients into a final dosage form of a pharmaceutical product.

                  "Semi-Annual Supply Schedule" has the meaning set forth in
Section 5.02(c).

                  "Serious Adverse Event" means an Adverse Event occurring at any dose that results in any of the following outcomes: death, a life-threatening Adverse Event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

                  "Term" has the meaning set forth in Section 12.01.

                  "Territory" means the United States of America, excluding its territories and possessions.

                  "Third Party" means any Person whom or which is neither a Party nor an Affiliate of a Party.

                  "To The Knowledge of" a specified entity or any similar term means to the actual knowledge of the officers of the specified entity having operating responsibility for the business of such entity.

                  "Trademarks" means the trademarks set forth on EXHIBIT 1.01B.

                  "Transition Period" means the period commencing on the Effective Date and ending on a date, which shall be designated by Celgene in writing at least fifteen (15) Business Days prior to such date, that is no later than nine (9) months after the Effective Date, determined by Celgene, in its sole discretion to be the date by which Celgene has or shall have sufficient warehousing capabilities such that the services contemplated by the provisions of Section 3.08 are no longer necessary. Any extension of the Transition Period shall be upon mutual agreement, in writing, by the Parties.

         1.02 Terms Generally. All references herein to Articles, Sections, paragraphs, clauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs and clauses of this Agreement and Exhibits and Schedules to this Agreement unless the context shall otherwise require.

                                    ARTICLE 2

               APPOINTMENT OF DISTRIBUTOR; RIGHTS AND LIMITATIONS;
               ---------------------------------------------------
                    RIGHTS OF FIRST REFUSAL FOR THE PRODUCTS
                    ----------------------------------------

         2.01 Appointment of Distribution Rights. (a) Subject to the terms and conditions of this Agreement, GSK hereby appoints Celgene as GSK's exclusive distributor (exclusive even as to GSK and its Affiliates) of the Products in the Territory, and, in connection therewith, grants to Celgene the exclusive right (exclusive even as to GSK and its Affiliates) to market, promote, advertise, sell and distribute the Products in the Territory. The appointment made in the preceding sentence shall commence as of the Effective Date and continue throughout the Term, and shall not survive past the termination or expiration of the Term. GSK and its Affiliates shall not engage in any marketing, promotion, advertisement, sale or distribution (except to the extent provided in Section 2.01(b) below) of the Products within the Territory during the Term of this Agreement. GSK shall not knowingly sell to any of its Affiliates or any Third Party outside the Territory Products for resale inside the Territory.

         (b) GSK shall retain the right to ship Products through its distribution channels in the Territory, as long as such shipment is solely in connection with providing Products to GSK Affiliates for sale outside the Territory or to Celgene within the Territory.

         (c) Celgene and GSK shall cooperate with each other to effect a smooth transition to Celgene of GSK's customers for the Products in the Territory. Attached hereto as EXHIBIT 2.01 is a list of GSK's contract holders for the Products in the Territory.

         (d) In order to ensure a smooth transition to Celgene of GSK's customer's for the Products in the Territory, GSK and Celgene shall send a letter to all GSK customers within twenty-four hours of the Effective Date informing such customers that Celgene is the exclusive distributor of the Products in the Territory from and after the Effective Date. A copy of such letter is attached hereto as EXHIBIT 2.01(d).

         2.02 Territorial Limitation. Celgene agrees that it shall conduct its marketing, promotion, advertisement, sale and distribution of the Products solely in the Territory. Celgene shall not sell, market, promote, advertise or distribute the Products outside the Territory. Celgene shall not knowingly sell the Products, directly or indirectly, to any Third Party in the Territory for resale outside the Territory. It is acknowledged by the parties, however, that certain sales of the Products by Celgene to the United States Government, and its subdivisions thereof, may result in the Products being shipped to military bases and other government installations that are outside the scope of the Territory and such sales shall not constitute a breach of this Agreement. GSK shall use Commercially Reasonable Efforts to ensure that its Affiliates shall not sell the Products, directly or indirectly, to Third Parties in the Territory for commercial sale.

         2.03 Restriction on Sub-Distributors. Without the prior written consent of GSK, Celgene shall not grant to any Third Party any rights to market, promote, advertise, sell or distribute the Products, and shall not enter into any agreement or arrangement with respect to co-promoting the Products. The foregoing notwithstanding, Celgene may employ the services of a Third Party in (a) the detailing of the Products to healthcare professionals in the Territory, so long as any sales representative deployed by such Third Party for Celgene for such purpose shall at such time not detail products that are competitive with the Products, (b) the receiving, warehousing and shipping of the Products for Celgene, or (c) the acceptance of orders, generation of invoices and collection and management of receivables with respect to Celgene's sales of the Products.

         2.04 Compliance with Product Registration Resale in Same Packaging. Celgene shall not at any time do, and neither shall Celgene permit its agents or representatives to do, any act in violation of the Product Registration for any of the Products in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to sell the Products to Celgene or for Celgene to initiate distribution, marketing, advertisement, sale or promotion of the Products in the Territory, the Parties shall cooperate fully to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable. Celgene shall not alter in any manner any of the Products or its packaging as sold to it by GSK hereunder and shall resell the Products without alteration in the form sold to it by GSK.

         2.05 No Ownership Rights Conveyed on Effective Date. Except for Celgene's right to use the Trademarks pursuant to Section 3.03 hereof, no right or license under any Trademark, or under any patent rights or know-how owned or controlled by GSK or any of its Affiliates to make or have made the Products is granted under this Agreement to Celgene. Without limiting the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall grant to Celgene any right or interest in any new Products, dosage forms, or other presentations at any time derived or developed by GSK in connection with the Products.

         2.06     Right of First Refusal to Purchase Products.

         (a) Subject to the terms and conditions of this Agreement, in the event that at any time during the Term GSK decides to divest itself of any of the Products, whether by assignment, sale, conveyance, transfer, license or other means, GSK will first offer to Celgene the opportunity to purchase all the Products. Without limiting the generality of the foregoing, GSK will refrain from offering any of the Products to any third Party until either (a) Celgene has advised GSK in writing that it elects not to accept GSK's offer of the Products, or (b) following a period of good faith negotiation, GSK and Celgene are unable to reach an agreement concerning a purchase of the Products. Whereupon, GSK may offer and sell any of the Products to a Third Party on terms no less favorable to GSK than those last offered by GSK to Celgene, it being understood, however, that any such sale to a Third Party that occurs prior to the expiration of the Term shall be subject to Celgene's rights under this Agreement, including Celgene's right to act as exclusive distributor of the Products in the Territory. If GSK does not complete such sale to a Third Party within one hundred eighty (180) days after either date described in the immediately preceding sentence, GSK shall again be subject to the provisions of this Section 2.06 with respect to any divestiture of the Products.

         (b) In the event that at any time after the expiration or termination of the Term and within twenty-four (24) months after such expiration or termination GSK decides to divest itself of any of the Products, whether by assignment, sale, conveyance, transfer, license or other means, GSK will afford Celgene an opportunity to purchase such Products; it being understood, however, that such opportunity shall not constitute a right of first refusal.

         (c) The completion of any assignment, sale, conveyance, transfer, license and delivery with respect to the Products pursuant to this Section 2.06 shall be referred to herein as the "Transfer" of the Products. The Parties acknowledge that the completion of the Transfer may be subject to governmental consents or approvals, including but not limited to approval of the Transfer under the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended.

         (d) In the event that at any time within twenty-four (24) months after the termination or expiration of this Agreement, GSK decides to abandon one or more of the Products, GSK will first offer to Celgene the opportunity to acquire the rights to such Products. Pursuant to such offer, GSK and Celgene shall conduct good faith negotiations with respect to the terms of such acquisition.

         2.07 Non-Compete. During the Term of this Agreement, Celgene shall not distribute, market, promote, detail, advertise or sell any product within the same therapeutic category, containing the same active pharmaceutical ingredient and approved for the same indication that competes directly with any Product.

                                    ARTICLE 3

                            CELGENE RESPONSIBILITIES
                            ------------------------

         3.01 Distribution Diligence. In fulfillment of its obligations under this Agreement, during the Term Celgene shall:

         (i) maintain levels of inventory, after the Transition Period, of each of the Products no greater than is reasonable and consistent with customary industry practice and Celgene's historical sales patterns of the products to its customers;

         (ii) provide, at its expense, a traceability system for the Products reasonably comparable to customary industry practices;

         (iii) use Commercially Reasonable Efforts to ensure that all sales force personnel promote the Products in a manner that is consistent with the Products' applicable Product Registration and labeling and that is permitted by Applicable Laws. If Celgene becomes aware of any such activity in contravention of the immediately foregoing standards, Celgene shall take prompt affirmative action to ensure that such activity shall cease, and take additional remedial action to advise its sales personnel concerning the activities described in this subsection;

         (iv) use Commercially Reasonable Efforts not to take any action which constitutes a violation of Applicable Laws or breach of this Agreement and would have a material adverse impact on:

                  (a) the commercialization of the Products in the Territory; or

                  (b) the then existing business of GSK, its Affiliates and licensees with respect to the Products outside of the Territory;

          (v) obtain, as soon as reasonably practicable following the Effective Date, and no later than six (6) months following the Effective Date, at Celgene's sole and exclusive expense, any and all requisite NDCs in Celgene's name for the Products, and, except as otherwise provided in this Agreement, obtain any and all governmental approvals as are required for Celgene to fulfill its obligations hereunder. GSK shall cause the NDC number obtained by Celgene to appear on all Products (other than Products consisting of current inventory of finished goods) sold by GSK to Celgene as soon as reasonably practicable;

          (vi) maintain the availability of the current package inserts with respect to the Products on any website maintained by Celgene or its Affiliates for the distribution, marketing, promotion, detailing, advertising or sale of the Products and at such other locations where Celgene or any such Affiliates make information regarding the Products available; and

         (vii) use Commercially Reasonable Efforts to sell, market, detail, promote, advertise and distribute the Products in a manner that will not have a material adverse effect on the Products.

         (viii) include all Products in its Patient Assistance Program. For purposes of this clause (viii), the "Patient Assistance Program" shall be those indigent programs maintained by Celgene.

3.02     Promotional Materials and Activities

         (a) Subject to the provisions of Section 3.02(b) below, Celgene shall be solely responsible, at its sole expense and under its sole control for conducting all promotional activities and for designing, preparing and distributing all materials, advertisements and activities used in the promotion, advertising and marketing of the Products within the Territory. Celgene shall ensure that all materials, advertisements and promotional activities comply with, and Celgene shall be solely responsible and liable for any failure of such materials and activities to comply with, the applicable labeling and Product Registration for any of the Products and with Applicable Laws and regulations, notwithstanding any prior review or approval of such materials or activities by GSK and notwithstanding that such materials or activities may have been previously reviewed, used or conducted by GSK. Celgene shall be solely responsible for fulfilling regulatory requirements pertaining to its promotional materials and activities, including, without limitation, sole responsibility for submitting to FDA all promotional and advertising materials prepared by or for Celgene at the time of initial dissemination, by way of a Form FDA-2253, consistent with 21 CFR Part 314.81. To this effect, GSK shall, upon the Effective Date, or as soon thereafter as is reasonably practicable, place a letter on file with DDMAC with respect to the Products advising DDMAC that Celgene shall be the sole marketer and promoter of the Products in the Territory and requesting that DDMAC address regulatory inquiries and concerns regarding Celgene's promotional activities solely with Celgene. Celgene shall promptly, but in no event less than one (1) Business Day after Celgene's receipt thereof, provide a copy to GSK of any correspondence from a government agency with respect to any of the Products, including, but not limited to, the FDA, reflecting any purported legal or regulatory violations or legal or regulatory action being considered or taken by such government agency, including without limitation, copies of FDA NOV's and Warning Letters. Unless otherwise required, Celgene shall not provide GSK with copies of any promotional materials or advertising or notify GSK of any promotional activities unless pursuant to a written request by GSK. Celgene shall absorb and be solely responsible for any and all lost profits, lost revenues, damages, losses, expenses and costs incurred by Celgene, its Affiliates, and any CSO retained by Celgene pursuant to the terms of this Agreement, arising from the failure of any promotional materials or advertising used, or activities conducted by, Celgene to comply with the applicable labeling, the Product Registrations and/or with Applicable Laws. Without limiting the rights GSK may have under the indemnification provisions of this Agreement, Celgene shall promptly reimburse GSK and its Affiliates for any and all damages, losses, expenses and costs suffered or incurred by GSK and its Affiliates arising from (i) the failure of any promotional materials or advertising used or activities conducted by Celgene to comply with the applicable labeling, the applicable Product Registrations, Applicable Laws, and/or any comments, guidance or direction given by FDA or DDMAC in the Pre-Clearance Process pursuant to Section 3.02(b)(ii) or (ii) the failure of Celgene or its representatives or any CSO selected pursuant to the terms of this Agreement to promote the Products in compliance with the applicable labeling, the applicable Product Registrations and/or with Applicable Laws. GSK shall use Commercially Reasonable Efforts to mitigate or limit its losses, expenses and costs incurred in connection with any matter described in
(i) or (ii) above and for purposes of the preceding sentence, it is understood and agreed that the losses, expenses and costs incurred by GSK shall include, without limitation, the losses, expenses and costs incurred by GSK to so mitigate or limit the effect or impact of (i) or (ii) above, on GSK and its Affiliates products or corporate image (including, but not limited to, the costs of any remedial action undertaken by GSK to communicate with physicians or customers (including, but not limited to so-called "dear doctor letters").

         (b)(i) If Celgene (or GSK) shall receive a Warning Letter from FDA which relates to marketing, promotion, advertisement, sale or distribution of the Products after the Effective Date, or Celgene (or GSK) shall receive two (2) NOV's from the FDA which relate to marketing, promotion, advertisement, sale or distribution of the Products after the Effective Date, GSK shall have the right to call, and Celgene shall participate/or attend at its own expense, a meeting of Celgene (which shall include senior level marketing and sales management of Celgene) and GSK, to be held in Research Triangle Park, N.C. The purpose of such meeting shall be to discuss the promotional pieces or practices which led to the issuance of the Warning Letter or the NOV's, as the case may be, and to discuss, if appropriate, appropriate corrective or remedial measures to Celgene's promotional review process. Subsequent to any such meeting or in lieu of such meeting (if such meeting is not held as a result of the mutual agreement of the Parties or as a result of Celgene's failure or refusal to attend), GSK may, in its sole and absolute discretion, at any time after the issuance of a Warning Letter or a second NOV from FDA related to the Products after the Effective Date, decide to invoke the promotional review procedures set forth in
                     Section 3.02(b)(ii) below by sending written notice thereof to Celgene (hereinafter, a "Promotional Review Notice").

         (ii) In the event that GSK sends a Promotional Review Notice to Celgene, Celgene shall comply with the procedures set forth in this Section 3.02(b)(ii). Celgene shall ensure that all marketing and advertising materials and activities comply with the applicable labeling and the applicable Product Registration for any of the Products and with Applicable Laws, including, without limitation, addressing any concerns which were the subject of such FDA letter(s). For a period of twelve (12) months after the Promotional Review Notice (the "Pre-Clearance Period"), Celgene shall submit all of the following for review and approval by DDMAC (the "Pre-Clearance Process") prior to use or dissemination; any and all marketing, advertising, promotional and related materials and activities (including, without limitation, detail aids, letters, brochures, reprints and other printed materials shown to or left with healthcare providers, letters, brochures and other printed materials intended for consumers, website content, materials for use in promotional programs, and any print, television, radio, and other media advertising materials intended for healthcare providers or consumers), labeling, press materials, updates and corrections to the Physicians Desk Reference with respect to the Products, speaker training materials (including slides and slide kits), sales training materials and other materials and communications originating from home offices, regional offices, local offices or hub offices and sent to the sales force regarding promotional messages or strategies for the Products. Celgene shall not use any materials or make any claims in advertising, promoting or selling the Products which have not gone through the Pre-Clearance Process and received specific and entire written approval by DDMAC; provided, however, that in the case of materials not accepted for review by DDMAC, Celgene shall ensure that all such materials and the claims and promotional messages therein; (a) are consistent with the materials and claims that have gone through the Pre-Clearance Process and received written approval by DDMAC and (b) comply with all comments, direction and guidance given by DDMAC during the Pre-Clearance Period. Celgene shall ensure that all promotional programs and activities of all sales representatives promoting the Products comply with any and all comments, direction or guidance given by DDMAC during the Pre-Clearance Period. Upon expiration of the Pre-Clearance Period, Celgene shall continue to promote, detail, sell and advertise the Products in a manner consistent with, and in full compliance with, all comments, directions and guidance received from DDMAC. Celgene shall be solely responsible for submitting all promotional and advertising materials prepared by or for it to the FDA by way of a Form 2253 or otherwise. GSK shall have the right to immediately terminate this Agreement if; (i) Celgene shall fail to fully comply with the requirements of this Section 3.02(b)(ii) or (iii) FDA issues a Warning Letter or NOV with respect to any of the Products at any time during or after the Pre-Clearance Period.

         (c) Celgene acknowledges that GSK has advised Celgene that GSK is not currently actively promoting any of the Products in the Territory and has not done so for several years, and that GSK does not have current materials designed for advertising or promoting the Products in the Territory. GSK shall provide Celgene with copies of any advertising, promotional or training materials in its possession and previously used by GSK relating to the Products, and shall permit Celgene, subject to compliance by Celgene with Applicable Laws, to update, adapt and use such materials in the Territory in developing new promotional materials (subject to any copyrights or other rights reserved to GSK, its Affiliates and to Third Parties in such materials). GSK reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials (including without limitation training materials, promotion materials, brochures and other detail literature) provided by it to Celgene under this Agreement. Subject to the foregoing, Celgene is granted the nonexclusive right under this Section to use, copy, modify, and distribute such materials only for the purposes of this Agreement and in furtherance of the rights granted to Celgene hereunder, for the Term for any of the Products to which such works and materials relate. Celgene shall ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by GSK and all adaptations and derivative works thereof. Any and all new promotional material developed by Celgene, including that which adapts or utilizes materials supplied to Celgene by GSK, shall be filed with FDA at the time of initial dissemination via Form FDA-2253.

         (d) Celgene shall have strategic responsibility and sole authority and responsibility, at its sole expense, for conducting independent and non-independent symposia, speaker training and engagement programs, advisory board meetings and other consulting arrangements, scientific exhibits and other types of scientific exchange, and other such events or programs as Celgene, in its sole discretion, deems to be appropriate with respect to the Products within the Territory; provided, however, that any and all such events and programs must comply in all respects with Applicable Laws and relevant FDA policies, including without limitation, the FDA's Guidance on Industry-Supported Educational and Scientific Activities.

         3.03 Use of Trademarks; Trade Dress. During the Term of this Agreement, and subject to the terms and conditions of this Agreement:

         (a) Celgene shall use the Trademarks, on an exclusive royalty-free basis, to promote, market, sell and distribute the Products within the Territory. Celgene shall not identify the Products by any designation other than the Trademarks for the Products. With respect to all Products which bear Celgene's NDC codes as provided herein, Celgene shall be identified as the distributor of such Products on the Products' label as the same may be required and specified under Applicable Law, or if Applicable Law does not specify how the distributor shall be indicated on a Products' label, then as determined (including without limitation as to size and placement) jointly by GSK and Celgene. The use of the Trademarks by Celgene shall be expressly subject to subparagraph (c) below.

         (b) Celgene undertakes to use the Trademarks only in respect of the Products purchased from GSK or its designee pursuant hereto, only in accordance with the standards of quality established or approved by GSK or its designee, and only in the Territory. Celgene shall permit duly authorized representatives of GSK to inspect, on the premises of Celgene or its subcontractors and agents, at reasonable times during normal business hours and upon not less than ten (10) Business Days prior written notice, inventory of the Products, Celgene's quality control records, and Celgene's facilities used in or relating to the storage, distribution or sale of the Products to ensure compliance with quality control standards and with applicable terms of this Agreement pertaining to the use of the Trademarks.

         (c) Whenever Celgene uses the Trademarks in advertising or in any other manner in connection with the Products, Celgene shall clearly indicate that the Trademarks are owned by the GlaxoSmithKline group of companies. When using the Trademarks under this Agreement, Celgene shall comply with all Applicable Laws pertaining to the Trademarks in force at any time in the Territory. During the Term of this Agreement, Celgene shall provide GSK with copies of such foregoing material on a periodic basis, as requested by GSK, for approval of the use of the Trademarks by Celgene. Celgene shall promptly take any and all actions directed by GSK with respect to Celgene's use of the Trademarks that are reasonably designed to ensure compliance with the provisions of this Section 3.03.

         (d) Celgene acknowledges and agrees that GSK and/or its Affiliates, is, and will remain the owner of the Trademarks. Celgene shall not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership.

Celgene agrees that all use of the Trademarks by Celgene shall inure to the benefit of and be on behalf of GSK or its Affiliates. Celgene acknowledges that nothing in this Agreement shall give Celgene any right, title or interest in the Trademarks other than the right to use the Trademarks within the Territory in accordance with this Agreement. Celgene agrees that it will not challenge GSK's or its Affiliates' title to, or ownership of, the Trademarks, or attack or contest the validity of the Trademarks. All goodwill accruing to the Trademarks as a result of the use of the Trademarks in the performance of this Agreement shall belong solely to GSK or its Affiliates. In the event that Celgene acquires any rights in the Trademarks in connection with Celgene's activities pursuant to this Agreement, Celgene shall assign, and hereby does assign, to GSK or its Affiliates all such rights, including any related goodwill.

         (e) Celgene is limited to using the Trademarks in connection with the Internet as follows:

             (i) the use must be in compliance with local rules regarding advertising of pharmaceuticals on the Internet;

             (ii) the use of any Trademarks as a domain name is limited to the relevant country code domain within the Territory. No license is granted to use the ".com generic code domain" or any other such top-level domain. All domain names containing the Trademark shall be registered and maintained by and in the name of GSK or its designee;

             (iii) the use of any Trademarks as a domain name is limited to use on websites with universal resource locaters using the relevant country code domain within the Territory and aimed at audiences in those countries in the Territory;

             (iv) appropriate disclaimers must be included in any website to the effect that it is intended for residents in that country within the Territory only;

             (v) in using any of the Trademarks as a domain name or on the Internet, Celgene will not have and shall not represent in any way that it has any title or right to the ownership or registration or their use, except as provided in this Agreement. Celgene will at all times indicate that each of the Trademarks is a trademark of GSK used under license.

         3.04 Trademark Infringement by Third Parties. If either Party becomes aware that a Third Party is infringing any Trademark used in connection with the Products, such Party shall give written notice to the other Party describing in detail the nature of such infringement. GSK and its Affiliates shall have the sole right, but not the obligation, to enforce any such Trademarks against such Third Party infringer to the extent deemed necessary or appropriate by GSK or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as GSK or its Affiliates may determine in their sole and absolute discretion; provided, however, that GSK shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to Celgene hereunder, except with

Celgene's prior written consent (which consent shall not be unreasonably withheld). Celgene shall provide GSK all reasonable assistance (including, without limitation, making documents and records available for review and copying, and making persons within its control available for pertinent testimony), at GSK's expense, in such enforcement.

         3.05 Rebates. Celgene shall process, administer and be financially responsible for all rebates pursuant to any government rebate programs and all commercial rebates, with respect to government claims for the Products.

         3.06 Medicaid Information. With respect to any of the Products sold by Celgene after the Effective Date which bears an NDC number of GSK or any of GSK's Affiliates, Celgene shall deliver to GSK (and to the extent necessary for Celgene to comply with its Health Care Financing Administration reporting obligations, GSK shall deliver to Celgene), within fifteen (15) days after the end of each Calendar Quarter, the following information: (a) the "best price" (as defined under the Social Security Act, 42 USC ss. 1396r-8(c)(1)(C)) for each of such Products, identified by NDC number, and (b) the "average manufacturer price" (as defined under the Social Security Act, 42 USC ss. 1396r-8(k)(1)) and the sales dollar amount as well as the number of units for each of such Products, each identified by NDC number. Celgene agrees to provide to GSK any additional data or other information required for the calculation of the rebates contemplated in Section 3.05. Each party agrees that the other party may use all information described in this Section 3.06 in reporting to the Centers for Medicaid and Medicare Services.

         3.07 Federal Government Pricing Programs. Promptly after the Effective Date, GSK shall notify the Health Care Financing Administration, the United States Department of Defense, the Office of Drug Pricing and the Veteran's Affairs National Acquisition Center (the foregoing being hereinafter collectively referred to as the "Federal Programs") of Celgene's distribution rights with respect to the Products, and that as of the Effective Date that GSK will no longer support or sell the Products under any contracts in place with said Federal Programs. Celgene shall establish its own contractual relationships with the Federal Programs as soon as commercially reasonable.

         3.08     Shipping and Distribution Obligations.

         (a) During the Transition Period. From and after the Effective Date, GSK shall perform the following services for Celgene with respect to the
Products: (i) GSK shall process orders for Celgene for the first three (3) months of the Transition Period; provided, however, that Celgene receives all purchase orders from customers and that all invoicing of customers shall be done by Celgene; and (ii) GSK shall warehouse and ship the Products during the Transition Period, but only as to those customers that were GSK customers prior to the Effective Date of this Agreement. Celgene may, at its sole discretion, terminate the Transition Period at any time before the date that is nine (9) months after the Effective Date by providing written notice to GSK within fifteen (15) Business Days prior to such early termination of the Transition Period. For purposes of this Section 3.08, "GSK customers" shall mean those customers to whom GSK previously shipped Products prior to the Effective Date. GSK agrees and confirms that no Products will be shipped, sold, distributed or released during the Transition Period prior to receipt of a certificate of analysis for said Products as required under Section 6.02 hereinbelow.

The services to be provided by GSK pursuant to this Section 3.08(a) shall be at its sole cost and expense, it being understood and agreed, however, that the price for Products during the Transition Period reflects an amount intended to compensate GSK in full for such services.

         (b) From and after the expiration of the Transition Period. From and after the expiration of the Transition Period, Celgene shall: (A) ship and distribute the Products to its customers; and (B) warehouse the Products. Celgene agrees and confirms that no Products will be shipped, sold, distributed or released after the Transition Period prior to receipt of a certificate of analysis for said Products as required under Section 6.02 hereinbelow.

         (c) From and after the Effective Date. Commencing on the Effective Date and thereafter, Celgene shall: (i) invoice and bill the purchasers of the Products from Celgene; (ii) confirm all orders placed with Celgene in accordance with Celgene's customary practices; and (iii) collect the receivables resulting from Celgene's sales of Products.

         3.09 Pricing. From and after the Effective Date, Celgene shall have the sole authority to determine the prices of Products sold by it during the Term and to establish its own pricing policy for the Products within the Territory, including price increases or decreases and the timing thereof as determined by Celgene. Celgene will provide GSK not less than five (5) Business Days' notice to GSK of any such price changes.

         3.10     Sales Force.

         (a) Celgene shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and marketing functions for the Products, and for conducting its other activities under this Agreement, and , subject to the foregoing, shall have the sole authority to control its sales force and direct the activities of its sales force.

         (b) All members of Celgene's sales force (including management and representatives), and CSO sales force personnel, if any, shall complete a Product-related training program conducted by Celgene at its cost and expense. All members of Celgene's sales force (including management and representatives) and CSO sales force personnel, if any, must pass a competency test with respect to the Products with a score of ninety percent (90%) or higher. In connection with Celgene's Product-related training program, GSK shall, to the extent available and in GSK's possession provide Celgene with copies of any training materials previously used in training sales representatives in the Territory on Alkeran Products. Celgene shall have the sole responsibility for any such materials and for preparing additional and new materials for the Products for sales training purposes as needed. Ongoing training of Celgene's sales representatives and other personnel shall be the responsibility of Celgene at its cost and expense. The contents of any training provided by Celgene that relates to the Products shall be developed and coordinated by Celgene, and Celgene shall be solely responsible for training its sales force (including management and sales representatives) and CSO sales force personnel, if any, with regard to Applicable Laws and directing such sales force and sales force personnel to be compliant with Applicable Laws, regardless of whether Celgene utilized GSK provided materials for training.

                                    ARTICLE 4

                              GSK RESPONSIBILITIES
                              --------------------

         4.01 Supply of Products. In order to ensure the quality of the Products to be sold by Celgene under the Trademarks, Celgene shall purchase exclusively from GSK, and GSK shall supply exclusively to Celgene, pursuant to Articles 5 and 6 hereof and subject to the other terms and conditions as set forth in this Agreement, Celgene's entire requirements of Products for marketing, sale and distribution by Celgene in the Territory during the Term.

         4.02 Retention of Product Registrations.   During the Term,

         (a) GSK shall have sole responsibility for maintaining, and shall maintain, the Product Registration in the Territory at its expense, including without limitation filing NDA Annual Reports and paying all user fees, product fees and establishment fees associated with the Product Registrations in the Territory. GSK shall keep Celgene informed on a timely basis as to any developments that would have a material adverse effect on a Product Registration. Celgene shall cooperate with GSK with respect to obtaining and maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at GSK's request and expense, and use Commercially Reasonable Efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the Product Registrations in the Territory. Celgene shall, on a timely basis, provide to GSK all information that Celgene has from time to time during the Term for each of the Products that is reasonably necessary and relevant to GSK's obligations hereunder to fulfill such Product Registration maintenance requirements (including, but not limited to, providing sales distribution information concerning the Products). GSK shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and any other issues in connection with such Product Registrations (including, but not limited to, decisions, subject to Section 6.07, to recall the Products) and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection with such Product Registrations.

         (b) GSK and Celgene each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. GSK and Celgene each shall notify the other within twenty-four (24) hours (or, if such twenty-four (24) hour period ends on a day that is not a Business Day, then prior to Noon on the next following Business
Day) of receipt, and provide a copy thereof, of any notice of any FDA or other governmental agency inspection, investigation or other inquiry, or other material governmental notice or communication, relating to the manufacture, sale, marketing, promotion, distribution, or use of the Products within the Territory. Celgene and GSK shall cooperate with each other during any such inspection, investigation or other inquiry. Celgene and GSK shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made; provided, however, that (i) GSK will not be required to discuss with Celgene any issues specific to the manufacture of the Products, or to obtain the consent or agreement of Celgene with respect to issues related thereto; provided, however, that

GSK shall notify Celgene of any issues specific to the manufacture of the Products that (A) could reasonably be expected, in GSK's discretion, to have a material affect on Celgene's ability to distribute Products in the Territory, and (B) have regulatory implications that could reasonably be expected, in GSK's discretion, have a material affect on Celgene's ability to distribute Products in the Territory, and (ii) Celgene shall be solely responsible for responding to regulatory inquiries and actions from government agencies relating to promotional activities and materials as contemplated by Section 3.02. In the event of disagreement concerning the form or content of such response, however, GSK shall be responsible for deciding the appropriate form and content of any response with respect to any of its governmental agency cited activities and Celgene shall be responsible for deciding the appropriate form and content of any response with respect to any of its governmental agency cited activities. Celgene and GSK will provide each other with copies of all correspondence received by it from, or filed by it with, any federal, state or local regulatory authority to the extent pertaining to each of the Products or its , labeling, packaging, distribution, promotion, advertisement, marketing or sale in the Territory; provided, however, that Celgene shall not provide copies of promotional materials or advertising of the Products to GSK unless requested by GSK in writing. In addition, GSK will provide Celgene copies of all material correspondence received by GSK from, or filed by GSK with, any federal, state or local regulatory authority to the extent such correspondence or filing could reasonably, in GSK's opinion, have an affect on Celgene's ability to perform its obligations under this Agreement. Nothing in this Section 4.02(b) shall limit or condition the rights of either Party under Section 6.12.

         (c) GSK shall have sole responsibility and authority for, and control of, all package inserts and package labeling (and any changes or supplements thereto) for Products, and shall have the responsibility at its expense for securing any approvals required by FDA to any such changes or supplements thereto. Celgene shall not at any time do, and neither shall Celgene permit its agents or representatives to do, any act in violation of the Product Registration for the Products in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to change or supplement the package inserts and labeling, GSK shall have the sole responsibility for and authority to effect such filings and the sole right and discretion on how to effect such changes at GSK's expense. GSK shall promptly advise Celgene in writing of any changes or supplements to the package inserts and package labeling for Products. The Parties acknowledge and agree that all Products sold after the Effective Date will be sold under a GSK label, and, as soon as reasonably practicable following the Effective Date, all Products will be identified as GSK products with Celgene identified as the distributor thereof, including the Celgene logo.

         4.03 Prosecution and Maintenance of Trademarks and Patents. During the applicable Term of this Agreement,

         (a) GSK shall register and maintain, or cause to be registered and maintained, at its cost and expense, the Trademarks in the Territory during the applicable Term of this Agreement. The rights of the Parties with respect to Trademark infringement are set forth in Section 3.04 of this Agreement.

         (b) Notwithstanding any other provision of this Agreement to the contrary, GSK and its Affiliates shall have the sole right, but not the obligation, at their reasonable discretion and at their sole expense, to prosecute, maintain, enforce, defend or abandon any patent rights and know-how owned or controlled by GSK covering the manufacture of Products. GSK shall not abandon any patent right or know-how owned or controlled by GSK with respect to the Products in the Territory without giving sixty (60) days prior written notice to Celgene and permitting Celgene at its sole and exclusive expense to take reasonable and customary actions to maintain or preserve such patent rights or know-how. In the event that GSK shall, in its discretion, elect not to defend any patent rights with respect to Products controlled by GSK in the Territory, GSK shall provide timely notice of such election to Celgene and give Celgene the opportunity to defend such patents for the Products at Celgene's sole and exclusive expense, and GSK will provide reasonable cooperation and assistance to Celgene in such defense.

         (c) GSK shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by GSK covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of a Product.

         4.04 No Obligation to Develop New Formulations or Indications. GSK shall have no obligation, express or implied, to develop new formulations, indications, dosages, presentations, forms of administration, or preparations for Products.

                                    ARTICLE 5

                          PURCHASE AND SALE OF PRODUCTS

         5.01     Purchase of Products - Annual Minimum Purchase Requirements.

         (a) Purchase of Products. Subject to the terms and conditions of this Agreement, GSK agrees to supply and sell to Celgene, and Celgene agrees to purchase from GSK, Celgene's entire requirements of the Products in dosage form and packaged in the manner described in EXHIBIT 5.01 hereto during the Term of this Agreement at the applicable transfer prices specified in Section 5.05. Products sold by GSK under this Agreement shall have a minimum of a twelve (12) month shelf life remaining on the Products as of the delivery date to Celgene.

         (b) Annual Minimum Purchase Requirements. Celgene acknowledges and agrees that it shall purchase from GSK in each Annual Period during the Term Products in the aggregate total dollar amounts as follows (each an "Annual Minimum Purchase Requirement", collectively the "Annual Minimum Purchase Requirements").

              ---------------------------------------------------------------
                                                   ANNUAL MINIMUM PURCHASE
              ANNUAL PERIOD                        REQUIREMENT

              ---------------------------------------------------------------
              4/1/03 - 12/31/03                    $13,125,000
              ---------------------------------------------------------------
              1/1/04 - 12/31/04                    $18,500,000
              ---------------------------------------------------------------
              1/1/05- 12/31/05                     $20,000,000
              ---------------------------------------------------------------
              1/1/06 - 3/31/06*                    $5,000,000
              ---------------------------------------------------------------

*In the event that this Agreement is extended, the Annual Minimum Purchase Requirement for each subsequent Annual Period shall be mutually agreed upon in writing by the Parties.

Notwithstanding anything to the contrary in this Agreement, the Annual Minimum Purchase Requirement shall be subject to adjustment as follows:

         (i) If the FDA approves for marketing, a generic version of any of the Products, then, at Celgene's request from time to time (but not more frequently than twice per twelve (12) month period), the Parties shall negotiate in good faith a reduction of the Annual Minimum Purchase Requirement for the Annual Period during which such generic version becomes commercially available and each subsequent Annual Period in order to provide relief to Celegene with respect to the anticipated impact of such generic version on the Products' market share and/or Net Wholesale Price. Should the Parties fail to reach agreement with respect to such adjustment, Celgene shall be entitled to terminate this Agreement immediately upon the delivery of written notice to GSK in accordance with Section 12.02 hereof. Each Party shall promptly inform the other Party if it becomes aware of FDA approval of a generic version of any of the Products or of other events indicating that such approval is reasonably likely to occur.

         (ii) If GSK, for any reason, fails to timely ship to Celgene conforming Products ordered by Celgene, and notwithstanding that such failure may be excused in whole or in part pursuant to the terms of Sections 5.02(b), 5.03(d), or 10.01, or that such failure is otherwise governed by any other provision of this Agreement, including Sections 5.10 or 6.03, the amount that would have been invoiced to Celgene by GSK in respect of the conforming Products that GSK failed to timely ship shall be deemed a credit against the Annual Minimum Purchase Requirement for such Annual Period;

         (iii) If there shall be a Recall of any of the Products during the Term, the Annual Minimum Purchase Requirement for the Annual Period during which such Recall occurs shall be reduced by the value (based on the Net Wholesale Price) of the lots affected by such Recall; and

         (iv) If this Agreement shall be terminated prior to the expiration of the Term, the Annual Minimum Purchase Requirement for the Annual Period during which such recall occurs shall be prorated accordingly.

         5.02     Semi-Annual Supply Schedule; Purchase Orders.

         (a) Within thirty (30) days after the Effective Date, Celgene shall deliver to GSK the following:

             (i) a Purchase Order covering all of Celgene's requirements of the Products (by month) for the twelve (12) month period ending March 31, 2004. It is understood and agreed that (A) Products subject to such Purchase Order shall be (x) shipped during the Transition Period in accordance with
                     Section 3.08(a), and (y) invoiced by GSK to Celgene during the Transition Period and thereafter in accordance with Section 5.07(a); (B) the Existing Inventory to be delivered to Celgene following the end of the Transition Period shall be deemed to be a shipment against such Purchase Order; and (C) the Products required to fill the first six (6) month period of such Purchase Order will come from GSK inventories on hand as of the Effective Date; and

             (ii) a good faith forecast of Celgene's requirements of the Products (by quarter) for the twelve (12) month period commencing April 1, 2004 and ending March 31, 2005.

         (b) No later than October 1, 2003 and each succeeding April 1 and October 1 during the Term, Celgene shall deliver to GSK the following:

             (i) a Purchase Order covering all of Celgene's requirements of the Products (by month) for the six (6) month period commencing six (6) months after the date of the Purchase Order (i.e., a Purchase Order issued on October 1 would cover the six (6) months period commencing on the following April 1 and a Purchase Order issued on April 1 would cover the six (6) month period commencing on the following October 1); and

             (ii) a good faith forecast of Celgene's requirements of the Products (by quarter) for the twelve (12) month period commencing twelve (12) months after the date of the forecast (e.g., the October 1, 2003 forecast would cover the twelve (12) month period commencing October 1, 2004).

         (c) Any twelve (12) month forecast, whether pursuant to Section 5.02(a)(ii) or Section 5.02(b)(ii), is hereinafter referred to as a "Semi-Annual Supply Schedule." Reference is made to EXHIBIT 5.02(c) hereto which is intended as a graphic representation of the Semi-Annual Supply Schedule procedures provided for in this Section 5.02.

         (d) A Purchase Order that covers a period that was previously forecasted by Celgene in a Semi-Annual Supply Schedule may not differ as to the quantity by more than fifty percent (50%) from the quantity previously forecasted for such period.

         (e) A forecast by Celgene that covers a period that was previously forecasted by Celgene in a Semi-Annual Supply Schedule may not differ as to quantity by more than twenty-five percent (25%) from the quantity previously forecasted for such period.

         (f) Notwithstanding anything to the contrary in this Section 5.02, no Purchase Order or forecast will be required hereunder with respect to any period of time that would occur after the anticipated expiration or termination of this Agreement.

         (g) In the event that at any time during the Term, GSK's available supply of the Products is insufficient to fully supply (i) the units of such Products requested in any outstanding Purchase Orders submitted by Celgene pursuant to the Semi-Annual Supply Schedule (not including excess units ordered by Celgene for which GSK is not obligated to supply Celgene unless GSK has otherwise accepted the delivery obligations contained in such order for excess units) and (ii) the requirements of GSK and its Affiliates for such Products outside the Territory, GSK shall allocate its available supply of such Products between the units requested in such Celgene Purchase Orders and the requirements of GSK and its Affiliates outside the Territory so that Celgene receives at a minimum a pro rata portion of the available supply determined based on the relative sales of such Products by Celgene in the Territory and by GSK and its Affiliates outside the Territory from the Effective Date through the end of the Calendar Quarter immediately preceding the Calendar Quarter during which such supply shortage occurs.

        5.03 Semi-Annual Supply Schedule Authorization and Purchase Order Terms.

        (a) Each Semi-Annual Supply Schedule shall be signed by an authorized representative of Celgene indicating approval of such Semi-Annual Supply Schedule.

        (b) From and after the Transition Period, each Purchase Order shall specify the date of delivery to Celgene (the "Delivery Date") and the transportation carrier to be used. If any Purchase Order fails to indicate a particular transportation carrier to be used for delivery, GSK shall have the right to select a transportation carrier. In the event that Celgene submits a Purchase Order which exceeds the quantity of Products specified for the corresponding period as set forth in the Semi-Annual Supply Schedule or which changes the Delivery Date specified on a previously submitted Purchase Order for the same period, GSK will make a good faith effort to supply, but shall have no obligation to supply to Celgene the amount of any such excess or to allow any such change in Delivery Date.

         (c) Quantities of Products actually shipped by GSK may vary from the quantities specified in any Purchase Order by up to ten percent (10%) and still be deemed to be in compliance with such Purchase Order; provided, however, that Celgene shall only be invoiced for the quantities that GSK actually ships to Celgene (the "Actual Quantity").

         5.04 Order Quantities. Neither a Semi-Annual Supply Schedule forecast nor a Purchase Order may specify a quantity of Products that is less than the minimum quantity for such Product set forth on EXHIBIT 5.04 attached hereto; provided, however, that if the amount specified in a Purchase Order is less than the minimum quantity but is an amount that is otherwise permitted by Section 5.02(d), the minimum quantity requirement shall not apply to such Purchase Order.

         5.05 Prices for Products. The prices paid by Celgene to GSK for Products shall be computed as follows:

         (a) With respect to Products invoiced in any Annual Period of the Term, Celgene shall pay an amount equal to the Applicable Percentage of the Products' Net Wholesale Price as of the issue date of GSK's invoice to Celgene for the Products on the aggregate purchases of all Products up to or equal to the Annual Minimum Purchase Requirement for such Annual Period. The "Applicable Percentage" shall be eighty-two and one-half percent (82.5%) with respect to Products invoiced by GSK during the Transition Period and eighty percent (80%) with respect to Products invoiced by GSK after the Transition Period.

         (b) With respect to any Products invoiced in any Annual Period of the Term in excess of the Annual Minimum Purchase Requirement for such Annual Period, Celgene shall pay an amount equal to forty percent (40%) of the ordered Products' Net Wholesale Price as of the issue date of GSK's invoice to Celgene for such Products.

         5.06 Delivery. From and after the end of the Transition Period, GSK shall ship the Products to Celgene F.O.B. GSK's manufacturing facilities (or those of its Affiliates or its subcontractors, if any) freight collect and payable by Celgene, during normal business hours. Celgene shall be responsible for selecting the carrier to transport Products from the GSK facilities to the shipping address designated by Celgene. From and after the end of the Transition Period, the quantities of Products for each calendar month set forth in the Semi-Annual Supply Schedules shall be delivered within two (2) weeks of the Delivery Date set forth in the Purchase Order applicable to such quantities, provided, that GSK shall have no liability for delivery delays caused by any carrier's failure to meet the delivery times agreed to by such carrier. Notwithstanding anything herein to the contrary, in the event delivery within the times specified above will not be possible, GSK may request (in writing or by electronic mail) an alternate Delivery Date and Celgene shall not unreasonably withhold its consent to such alternate Delivery Date (which consent shall be in writing or by electronic mail); provided, however that the alternate Delivery Date shall not be more than fifteen (15) days from the original Delivery Date. From and after the end of the Transition Period, title to and risk of loss with respect to Products shall pass from GSK to Celgene upon delivery of the Products to the carrier and Celgene shall be responsible for procuring insurance for the transport of the Products from the GSK facilities to the shipping address designated by Celgene.

         5.07     Invoicing; Payment.

         (a) All Products manufactured under this Agreement shall be invoiced by GSK to Celgene (i) during the Transition Period, upon shipment to a customer pursuant to Section 3.08(a), and (ii) after the Transition Period, upon shipment thereof to Celgene. Celgene shall be responsible for all freight and insurance, and all sales, use, excise and other taxes and duties imposed by any Governmental Authority (including, without limitation, any taxes imposed with respect to the Products (other than income taxes), the actual amount thereof shall be included in the applicable invoice, as set forth above and paid by Celgene) that are applicable to the purchase or shipment of the Products. In the event GSK initially pays any such freight, insurance, taxes, or duties applicable to the purchase or shipment of such Products (all of which are to be borne by Celgene pursuant to this Agreement), such amounts paid by GSK shall be invoiced by GSK to Celgene and shall be paid by Celgene in accordance with Section 5.07(b).

         (b) Payments for all amounts invoiced by GSK shall be due and payable to GSK on or before the thirtieth (30th) day after the date of such invoice, in accordance with Section 7.01. In the event that any such payment is not received by GSK on or before the thirtieth (30th) day following the date of the related invoice, the unpaid portion of such payment shall accrue interest at the rate specified for late payments in Section 7.04(d) until such unpaid portion is paid to GSK in full, and Celgene shall be responsible for reasonable attorneys' fees and expenses incurred by GSK in connection with the collection thereof; provided, however, that in the event that payment is not received with respect to two or more consecutive invoices, GSK shall have the right to require payment in advance for all future orders of Products beginning with the month immediately following the date of the second (2nd) of such consecutive invoices.

         5.08 Subcontracts. GSK may subcontract all or any part of the manufacture of the Products without the consent of Celgene, provided, however, that GSK shall remain responsible for all of its obligations to Celgene under this Agreement, including, without limitation, the performance of its subcontractors in supplying Products to Celgene. Celgene acknowledges that GSK is currently subcontracting part or all of the manufacture of the Products to certain of its Affiliates and subcontractors. EXHIBIT 5.08 sets forth a list of the current primary subcontractors that manufacture the Products for GSK.

         5.09 Forms. In ordering and delivering Products, Celgene and GSK may use their respective standard forms, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

         5.10 Quantitative Deficiencies. Celgene shall notify GSK in writing of any claim relating to quantitative deficiencies from the applicable shipping documentation in any shipment of Products for which Celgene considers GSK to be responsible within fifteen (15) days following receipt of any such shipment. Any claim for a quantitative deficiency from the applicable shipping documentation that is not made within such fifteen (15) days shall be deemed to have been waived by Celgene and Celgene shall be obligated to make payment for such Products in accordance with Sections 5.06, 5.07 and 5.08 above. In the event Celgene determines there is a quantitative deficiency from the applicable shipping documentation, the Parties shall investigate such deficiency and, if the Parties agree that GSK is responsible for such deficiency, the Actual Quantity shall be adjusted to reflect the Parties' agreement; provided, however, that GSK shall have the option of rectifying any such deficiency that occurred prior to shipment by promptly shipping the appropriate quantities of Products, as the case may be, to Celgene, in which case the Actual Quantity shall be readjusted to include such shipment. Celgene's exclusive remedy for any quantitative deficiencies shall be to pay only for actual quantities shipped or, at GSK's option, receive the appropriate quantities, as provided herein.(1)

         5.11 Delivery of Existing Inventory. Within three (3) Business Days following the end of the Transition Period (including any early termination thereof), the Existing Inventory shall be delivered to Celgene F.O.B. GSK's manufacturing facilities (or those of its Affiliates or subcontractors, if any), freight collect. Payment for Celgene's purchase of the Existing Inventory shall be made in accordance with Article 7. All Existing Inventory delivered to Celgene shall have an expiration date of not less than twelve (12) months from the date of delivery by GSK.

         5.12 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY PRODUCT.

                                    ARTICLE 6

                            MANUFACTURE OF PRODUCTS;
                    CERTAIN REGULATORY MATTERS; COMMUNICATION
                    -----------------------------------------

         6.01 Manufacture of Products. GSK shall manufacture or cause the Products to be manufactured in accordance with Good Manufacturing Practices, Applicable Laws, the Manufacturing Documentation and the applicable Product Registration, as each may be amended from time to time. At the time that GSK supplies the Products to Celgene, the Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act.

         6.02 Certificate of Analysis. GSK shall provide, or cause to be provided to Celgene, whichever the case may be, a certificate of analysis for each shipment of Products, within three (3) Business Days from the date that such Products are shipped to Celgene.

         6.03     Rejection of Products by Celgene; Remedies.

         (a) Celgene shall notify GSK of any rejection of any of the Products within thirty (30) days after delivery of such Products to Celgene and shall set forth in such notification the basis under this Agreement for such rejection, including any testing or inspection results; provided, however, in the case of any of the Products having latent defects, which upon examination in accordance with Celgene's reasonable testing or inspection procedures could not have been discovered, Celgene must give notice to GSK within fifteen (15) days after discovery of such defect, setting forth the basis for such rejection. Failure to so notify GSK of, or to identify the basis under this Agreement for, rejection of any of the Products within such fifteen (15) day period shall constitute acceptance of such Products and, thereafter, Celgene shall be obligated to make payment for such Products in accordance with Sections 5.05, 5.06 and 5.07 above. If the Parties disagree as to whether any of the Products conforms with applicable labeling or the Product Registration for such Product, then samples and/or batch records, as appropriate, from the batch which is in dispute shall promptly be submitted for testing and evaluation to an independent Third Party as shall be agreed to in writing by both Parties. The determination of such Third Party as to whether the Products conform to applicable labeling or the Product Registration for such Products will be final and binding. Except as provided in Section 6.03(b) below, the cost of the testing and evaluation by the Third Party shall be borne by (i) Celgene if the Third Party determines that the Products conform with applicable labeling and the Product Registration for such Product, and (ii) GSK if the Third Party determines that the Products do not conform with applicable labeling or the Product Registration for such Product.

         (b) If GSK agrees with Celgene's notification of non-conforming Products, or GSK fails to contest such notification in writing within ten (10) days after receipt of such notification, or the Third Party, pursuant to Section 6.03(a) above, concludes that the Products do not conform with the applicable labeling or the Product Registration for such Products, GSK shall reimburse Celgene for all reasonable costs and expenses incurred by it in connection with the non-conforming Products and GSK shall, at Celgene's option, (i) credit Celgene for the invoiced amount paid by Celgene to GSK for such rejected Products, or (ii) replace such rejected Products as promptly as reasonably practicable, but in no event later than ninety (90) days following receipt of written notice of such rejection, at no additional cost to Celgene. Celgene shall either deliver such non-conforming Products to GSK or destroy the same and provide to GSK written documentation reasonably satisfactory to GSK to the effect that such non-conforming Products have been destroyed in accordance with Applicable Laws. Celgene's exclusive remedy for any non-conforming Products shall be as provided in this Section 6.03(b).

         6.04 Safety Data Exchange. Each of GSK and Celgene agree to notify each other concerning possible Serious Adverse Events, possible Adverse Events that are not Serious Adverse Events and possible pregnancy exposures related to the Products within the respective time periods, and in accordance with the procedures set forth on EXHIBIT 6.04.

         6.05 Medical Information Services. On or before the Effective Date, GSK shall provide to Celgene, GSK's current database of Medical Information Letters regarding the Products; provided, however, that Celgene shall be solely responsible and liable for any use or modification of such Medical Information Letters by Celgene. GSK shall refer all requests and inquiries from healthcare professionals and consumers of the Products to Celgene, and Celgene will provide to GSK the telephone number to which such call will be referred. Celgene and GSK have jointly developed written procedures for the administration of and response to medical inquiries concerning the Products by consumers, physicians, pharmacists and other health care professionals, as set forth in EXHIBIT 6.05. Celgene and GSK shall each comply with the provisions thereof.

         6.06 Returns and Chargebacks. Prior to the commencement of the third Calendar Quarter after the Effective Date, GSK shall be solely and exclusively responsible for processing any and all (i) returned Products and for the issuance (at its expense) of any and all credits or other reimbursement therefor, and (ii) chargebacks. From and after the commencement of the third Calendar Quarter after the Effective Date, Celgene shall be solely and exclusively responsible for processing any and all returned Products (including all returned Products bearing GSK's NDCs), and for the issuance of any and all credits or other reimbursement therefor, and for all chargebacks. Any and all returned Products bearing GSK's NDCs received by GSK after the Effective Date will be destroyed by GSK, and if such return occurred after commencement of the third Calendar Quarter after the Effective Date, GSK will, after such destruction, forward to Celgene any accompanying documentation to determine an appropriate customer credit. Except as otherwise provided herein, Celgene and GSK will not bill one another for costs incurred in processing returned Products. GSK and Celgene will use Commercially Reasonable Efforts in requesting that customers direct all returns of any of the Products to the appropriate Party after the Effective Date.

         6.07 Product Recall. If either Celgene or GSK obtains information that any of the Products or any portion thereof is alleged or proven not to conform with the labeling or the Product Registration for such Products in the Territory, it shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. GSK and Celgene shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Products. In the event (a) any applicable federal or state regulatory authority in the Territory should issue a request, directive or order that any of the Products be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) GSK or Celgene determines that any of the Products already in interstate commerce in the Territory present a risk of injury or gross deception or is otherwise defective, misbranded and/or adulterated and that recall of such Products is appropriate (any such event described in (a), (b) or (c), a "Recall"), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours after becoming aware of an event described in (a) or (b), or after making the determination described in (c). GSK shall have sole responsibility for determining all corrective action to be taken and to implement the Recall, but shall confer with Celgene and keep Celgene informed on a regular basis of GSK's progress in planning and implementing the Recall. Celgene will use Commercially Reasonable Efforts to cooperate with and assist GSK in connection therewith as may be requested by GSK. GSK shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by Celgene in connection with such cooperation), except to the extent such Recall is attributable to any negligence on the part of Celgene or any material breach by Celgene of its obligations under this Agreement, in which event Celgene will reimburse GSK for its reasonable costs and expenses incurred that are so attributable to such negligence or material breach by Celgene. GSK shall provide to Celgene replacement Products for any recalled Products at GSK's sole expense, except to the extent that such Recall is attributable to any negligence on the part of Celgene or any material breach by Celgene of its obligations under this Agreement or any other agreement then in force and effect between Celgene and GSK. Celgene's Annual Minimum Purchase Requirement pursuant to Section 5.01 or 7.01 shall be reduced by the value (based on the Net Wholesale Price) of the lots affected by such Recall.

         6.08     Product Complaints.

         (a) Celgene and GSK each shall maintain complaint files for Products in accordance with Good Manufacturing Practices. Celgene and GSK each shall record any complaints received with respect to the Products substantially in the format attached hereto as EXHIBIT 6.08.

         (b) GSK shall promptly provide to Celgene written notice (using the form specified in Section 6.08(a) above) of any complaints (and will provide copies of any written complaints) received by GSK with respect to any Product. Celgene shall promptly provide to GSK written notice (substantially in the format specified in Section 6.08(a) above) of any complaints (and will provide copies of any written complaints) received by Celgene with respect to any Product. Celgene shall have responsibility for responding to all complaints, and for promptly providing GSK with a copy of any responses to complaints, relating to the Products, including but not limited to complaints from competitors regarding promotional activities by Celgene. GSK shall cooperate with Celgene to provide any information GSK, in good faith, deems necessary to respond to such complaints. GSK shall have sole responsibility at its expense for reporting any complaints relating to the Products to the FDA (and any other Governmental Authority where required), including, but not limited to, complaints relating to the manufacture of the Products as well as adverse drug experience reports.

         6.09 Additional Covenants of Celgene. Celgene shall (a) not give any Third Party purchaser of the Products any guarantee or warranty on behalf of GSK, (b) enter into all sale contracts for the Products as a principal (as opposed to an agent of GSK), (c) follow up and investigate customer and tampering complaints related to the Products, and keep GSK informed, as appropriate, as to the nature, status and resolution of such complaints on a timely basis with sufficient information to GSK to investigate such complaints, and (d) upon receipt by Celgene of any Product, handle, use and store the Products in compliance with Good Manufacturing Practices and Applicable Laws.

         6.10 Compliance with Applicable Law. Each Party shall use Commercially Reasonable Efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws, provided, that Celgene shall be solely responsible for compliance with those Applicable Laws pertaining to the marketing, promotion, advertisement, sale and distribution of the Products. (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the distribution and use of Products within the Territory) and GSK shall be solely responsible for compliance with those Applicable Laws pertaining to the manufacturing and supply of the Products (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the manufacture of Products within the Territory). Without limiting the generality of the foregoing, Celgene shall not promote the Products for any indications not contained in the approved NDA or in any manner in conflict with the approved labeling and all Applicable Laws. Celgene shall store and distribute the Products and trade forms in compliance with all Applicable Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Applicable Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Laws.

         6.11 Reasonable Cooperation. GSK and Celgene each hereby agrees to use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons (including, without limitation, all NDA notifications to the FDA identifying Celgene as a distributor of the Products).

         6.12     Compliance Audits.

         (a) From time to time as GSK may elect during the Term (but no more than once each Annual Period), during normal business hours and upon reasonable notice from GSK (but not less than ten (10) Business Days' prior notice), Celgene shall permit duly authorized representatives of GSK to review and inspect, to the extent relevant to Celgene's marketing and distribution of the Products, the premises, facilities, inventories of the Products, records and documentation maintained by Celgene for the purpose of determining compliance by Celgene with its obligations under this Agreement.

         (b) From time to time as Celgene may elect during the Term (but no more than once each Annual Period), during normal business hours and upon reasonable advance notice from Celgene (but not less than ten (10) Business Days' notice), GSK shall permit and, to the extent possible, cause such of its subcontractors as shall provide services with respect to the Products to permit, duly authorized representatives of Celgene to review and inspect, on the premises of GSK or its relevant subcontractors each manufacturing facility for the Products and on the premises of GSK where such records and inventory are kept, inventory of the Products, Manufacturing Documentation and GSK's quality control records relating to the storage of the Products to ensure compliance with Good Manufacturing Practices, quality control standards and the packaging and labeling for the Products; and with applicable terms of this Agreement pertaining to the use of the Trademarks; provided, however, that except as otherwise provided herein, nothing in the foregoing shall allow or be construed to allow Celgene to have access to any confidential manufacturing know-how or trade secrets of GSK or any records containing or pertaining to the same. If GSK cannot require a subcontractor to submit to such inspection by Celgene, GSK shall conduct any such inspection on Celgene's behalf, and will report any results of such inspection to Celgene within sixty (60) days of completing the inspection.

                                    ARTICLE 7

                                FEES AND PAYMENTS
                                -----------------

         7.01 Manner of Payment. All payments to be made by a Party to the other Party pursuant to this Agreement shall be made in US dollars and by wire transfer to the designated account below in accordance with the following wire instructions, or such other account and instructions as may from time to time be designated in writing by an officer of the receiving Party:

         If to GSK:
         ----------

         Bank:                      Citibank - NY
         SWIFT:                     CITIUS33
         ABA Number:                021-000-089
         Account Name:              SmithKline Beecham Corporation
         Account Number:            4073-4922

         If to Celgene:
         --------------

         Bank:                      PNC Bank, N.A.
         ABA Number:                031 207 607
         Account Name:              Celgene Corp.
         Account Number:            8100 901 961

         (a) Invoice Payments. Celgene shall pay all amounts invoiced by GSK for Products shipped during any Calendar Quarter as contemplated by, and in the manner specified in, Section 5.07.

         (b)      Guaranteed Minimums.

         (i) Celgene acknowledges and agrees that the Annual Minimum Purchase Requirements specified in this Agreement are, and shall be deemed, guaranteed minimum revenue payments to GSK, and such amounts shall be paid to GSK, in accordance with
                  Section 7.01(b)(ii) below, regardless of Celgene's actions, attempted actions or omissions in marketing, promoting, advertising, selling or distributing the Products.

         (ii) With respect to any Annual Period during the Term, in the event that the total amount invoiced by GSK under this Agreement is less than the Annual Minimum Purchase Requirement with respect to such Annual Period, Celgene shall pay to GSK a sum equal to the difference. Payment of such amount will be made on or prior to the thirtieth (30th) day of the first
                  (1st) month in the Annual Period immediately following the Annual Period in which such deficit accrued.

         (c) If, as a result of an assignment pursuant to Section 13.01, a withholding tax is required by the revenue authorities in any country by either Party, the withholding Party shall withhold taxes on amounts paid hereunder to the other Party. The withholding Party will deduct such taxes from such payment and will remit the withholding tax to the proper taxing authority on behalf of the other Party. In the event such taxing authority routinely provides a tax receipt upon payment, the withholding Party will procure tax receipts for any such withholding evidencing payment of such taxes, which will be forwarded to the other Party. The withholding Party agrees to assist the other Party, at the other party's expense, in claiming exemption from such deductions or withholdings under any applicable double taxation or similar agreement or treaty. In the event that withholding is due by a U.S. Party on payments to a foreign Affiliate of the other Party and a reduced rate of withholding is available under the U.S. Tax Treaty, the foreign Affiliate of the other Party shall provide the U.S. withholding Party a signed and completed U.S. Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, to secure the reduced treaty rate of withholding.

         7.02 No Additional Amounts. Except as set forth in Section 7.01, GSK acknowledges and agrees that no additional amounts are due from Celgene as consideration for any of the rights, including the exclusive distribution and marketing rights, granted to Celgene pursuant to this Agreement.

         7.03 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at an interest rate per annum equal to the sum of the rate of interest per annum publicly announced by Citibank, N.A. as its prime rate plus two percent (2%); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

         7.04 Right of Offset. The Parties agree that in the event that any payment obligation on the part of Celgene to GSK under the terms of this Agreement is not made by Celgene when such payment is due, then in such event and as long as such amount remains unpaid GSK shall be entitled to offset such unpaid amount against any amounts which may otherwise be due to Celgene from GSK.

                                    ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         8.01 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

         (a) Good Standing. Such Party is duly organized, validly existing and in good standing under the Applicable Laws of the state of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

         (b) Power and Authority. Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.

         (c) Binding Obligation. This Agreement has been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that:

         (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to creditors rights generally, and

         (ii) such enforcement may be limited by equitable principles and Applicable Law.

         8.02 Representations and Warranties of GSK. GSK hereby represents and warrants to Celgene that, as of the Effective Date:

         (a) No Violation of Instruments or Contracts. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

         (i) violate the Certificate of Incorporation or By-Laws of any of the GSK Entities;

         (ii) to the best of GSK's knowledge, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree specifically relating to the manufacturing, distribution or sale of the Products to which any GSK Entity is a party or by which it is bound and which would have a material adverse effect upon the distribution or sale of the Products as currently conducted by such GSK Entity (it being understood that certain contracts pertaining to the sale of Products to Third Parties may require the consent of such Third Party for assignment of same to Celgene);

         (iii) to the best of GSK's knowledge, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of any of the GSK Entities, except for the Hart-Scott-Rodino filing required in connection with the Transfer as contemplated by Section 2.06.

         (b) Compliance with Applicable Law. Each GSK Entity is, in compliance with all requirements of Applicable Law within the Territory, except to the extent that any noncompliance, individually or in the aggregate, would not have a material adverse effect on the conduct of the distribution or sale of the Products as currently conducted by such GSK Entity or the transactions contemplated by this Agreement, including the marketing, promotion, advertising, sale and distribution of the Products in the Territory by Celgene pursuant to this Agreement, and would not materially and adversely affect GSK's ability to perform its obligations under this Agreement (any such effect, a "Material Adverse Effect").

         (c) Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding, or, to the knowledge of GSK, governmental investigation pending or threatened in writing within the Territory relating to the Products (it being understood that this sentence shall not constitute, and shall not be deemed to constitute, a representation or warranty with respect to the Trademarks), which, if adversely determined, would have a Material Adverse Effect.

          (d) Contract Holder List. EXHIBIT 2.01 is a complete and accurate list of GSK's contract holders for the Products in the Territory as of the Effective Date.

         (e) Regulatory Filings. GSK has provided Celgene with access to a complete copy of each of the Product Registrations, including all material amendments and supplements thereto, relating to the Products in the Territory. GSK is the lawful holder of all rights under each of the Product Registrations. GSK has complied in all material respects with all Applicable Laws and regulations in connection with the preparation and submission to the FDA of each of the Product Registrations, and each of the Product Registrations has been approved by the FDA.

         (f)      Intellectual Property.

                  (i) GSK owns all Intellectual Property relating to the Products;.

                  (ii) the Intellectual Property has been duly maintained and has not been cancelled, expired or abandoned;

                  (iii) GSK has not and will not pursue any actions in derogation of such rights or inconsistent with the rights conferred by this Agreement;

                  (iv) GSK is unaware, as of the Effective Date, of any challenges to or violation of such rights by a Third Party.

         (g) Returns and Chargebacks. EXHIBIT 8.02(g)(i) is a true and complete report with respect to returns of the Products for the twelve (12) month period ended December 31, 2002 and the two (2) month period ended February 28, 2003, and EXHIBIT 8.02(g)(ii) is a true and complete report with respect to chargebacks for the Products for the twelve (12) month period ended December 31, 2002 and the two (2) month period ended February 28, 2003.

         (h)      Trademarks.

                  (i) GSK, or an Affiliate of GSK, as the case may be, is the owner of all of the issued Trademark registrations listed in EXHIBIT 1.01.

                  (ii) The registrations for the Trademarks are in full force and effect and have been maintained to date in the Territory.

                  (iii) To the knowledge of GSK, none of the Trademarks infringes upon any trademark or other proprietary rights of any other Third Party in the Territory. There is no action, suit or proceeding pending or, to the knowledge of GSK, that has been threatened in writing by any Third Party in the Territory against GSK, or an Affiliate of GSK, as the case may be, which, if adversely determined, would have a material adverse effect upon the ability of GSK, or an Affiliate of GSK, as the case may be, to use the

                           Trademarks in connection with the marketing or sale of the Products in the Territory as currently conducted by GSK, or an Affiliate.

         (i) Manufacturing Documentation. GSK or its Affiliates is the owner of the Manufacturing Documentation.

         8.03 Representations and Warranties of Celgene. Celgene hereby represents and warrants to GSK that, as of the Effective Date:

         (a) No Violation of Instruments or Contracts. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

         (i)    violate the Certificate of Incorporation or By-Laws of Celgene;

         (ii) to the knowledge of Celgene, materially conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which Celgene is a party or by which it is bound, or

         (iii) to the knowledge of Celgene, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of Celgene or any of its Affiliates, except for the Hart-Scott-Rodino filing required in connection with the Transfer as contemplated by Section 2.06.

         (b) Compliance with Applicable Law. Celgene and its Affiliates are, and shall use their Commercially Reasonable Efforts to ensure that they remain throughout the Term, in compliance with all requirements of Applicable Law within the Territory, except to the extent that any noncompliance would not have a material adverse effect upon its ability to perform its obligations under this Agreement.

         (c) Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of Celgene, governmental investigation pending or threatened in writing within the Territory against Celgene or any of its Affiliates which, if adversely determined, would have a Material Adverse Effect.

         8.04 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

                                    ARTICLE 9

                          INDEMNIFICATION AND INSURANCE
                          -----------------------------

         9.01 GSK Indemnity. GSK shall defend, indemnify and hold Celgene, its Affiliates, and its and their respective employees, agents, officers, and directors (each a "Celgene Party") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as GSK has notified Celgene in writing that it will assume control of a given Celgene Claim (as defined below), reasonable attorneys fees and costs pertaining to such Celgene Claim), and expenses paid or payable by a Celgene Party to a Third Party and that result from or arise in connection with a claim, suit or other proceeding made or brought by such Third Party (the "Celgene Claim") against any Celgene Party based on:

         (a) the breach of any obligation, covenant, agreement, representation or warranty of GSK contained in this Agreement;

         (b) the distribution, marketing, advertisement, promotion or sale of any of the Products by GSK, its Affiliates or any Third Party, and any use of any of the Products (including without limitation Claims based on or relating to product liability), prior to the Effective Date or following the termination or expiration of this Agreement;

         (c) any distribution, marketing, advertisement, promotion or sale of the Products, by GSK, any of its Affiliates or any Third Party with which GSK has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Product, outside the Territory, and any use outside the Territory of any such Products that were sold by GSK, any of its Affiliates or any Third Party with which GSK has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Product, outside the Territory (including without limitation Claims based on or relating to product liability), whether sold by GSK, its Affiliates or any Third Party with which GSK has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Product, prior to or following the Effective Date;

         (d) infringement of a Third Party's patent rights, trademarks or other intellectual property rights by reason of Celgene's exercise of any of the rights granted by GSK to Celgene in this Agreement, including the right to distribute, market, advertise, promote or sell Products under this Agreement and the sale by Celgene of Products under the Trademarks, all in accordance with the provisions of this Agreement;

         (e) the manufacture, labeling or packaging of the Products by GSK, its Affiliates or any Third Party, and any use of the Products (including without limitation Claims based on or relating to product liability), whether prior to, or after, the Effective Date; or

         (f) negligence or willful misconduct on the part of GSK, its Affiliates or any Third Party in the performance of GSK's obligations under Section 3.08(a) of this Agreement during the Transition Period;

provided, however, that GSK shall not be obligated to indemnify a Celgene Party for any loss, liability, damages, fees or expenses incurred by such Celgene Party to the extent attributable solely to a breach by Celgene of any obligation, covenant, agreement, representation or warranty of Celgene contained in this Agreement, or to any act or omission constituting recklessness, gross negligence or willful misconduct on the part of Celgene or a Celgene Party.

         9.02 Celgene Indemnity. Celgene shall defend, indemnify and hold GSK, its Affiliates, and its and their respective employees, agents, officers, and directors (each a "GSK Party") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as Celgene has notified GSK in writing that it will assume control of a given Claim, reasonable attorneys fees and costs pertaining to such Claim), and expenses paid or payable by a GSK Party to a Third Party (including without limitation payments that GSK may be required to make to its licensors of any rights pertaining to any of the Products and suppliers of any components of any Product) that result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party ("GSK Claim") based on:

         (a) the breach by Celgene of any obligation, covenant, agreement, representation or warranty of Celgene contained in this Agreement;

         (b) the distribution, marketing, advertisement, promotion or sale of the Products by Celgene and its Affiliates in the Territory after the Effective Date, but not, however, any use of the Products (including without limitation Claims based on or relating to product liability), after the Effective Date;

         (c) infringement of a Third Party's trademarks, other than by reason of the use by Celgene of the Trademarks;

         (d) any failure of Celgene to comply with Applicable Laws in connection with the distribution, marketing, advertisement, promotion or sale of the Products, including but not limited to (i) any failure of promotional materials developed by Celgene to comply with applicable labeling and Product Registrations and Applicable Law, (ii) the unlawful making by Celgene of any unsupportable or off-label claims with respect to the Products, and (iii) unlawful communications by Celgene to its sales force (and unlawful communications to the CSO) which otherwise result in Claims; or

         (e) negligence or willful misconduct on the part of Celgene, its Affiliates or any Third Party in the performance of Celgene's obligations under
Section 3.08(a) of this Agreement;

provided, however, that Celgene shall not be obligated to indemnify a GSK Party for any loss, liability, damages, fees or expenses incurred by such GSK Party to the extent attributable to a breach by GSK of any obligation, covenant, agreement, representation or warranty of GSK contained in this Agreement, or to any act or omission constituting negligence, recklessness, gross negligence, or willful misconduct on the part of GSK or a GSK Party.

         9.03     Control of Proceedings. Each Indemnified Party shall:

         (a) give the indemnifying Party written notice of any Claim or potential Claim promptly after the indemnified Party receives notice of any such Claim or Potential Claim (provided that failure to give any such notice shall not alter or reduce the indemnification obligations of any Indemnifying Party except to the extent that such failure caused the Indemnified Parties to incur increased losses, liabilities, damages or fees);

        (b) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 9.03 with respect to a given Claim); provided that the controlling Party may not settle such Claim in any manner that would require payment by the other Party, or would materially adversely affect the rights granted to the other Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent; and

         (c) reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony) at the indemnifying Party's expense. If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 9 as to any Claim for which settlement or compromise of such claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party. If the indemnifying Party notifies the other in writing that it will not defend the other Party against a Claim asserted against the other Party, or if the indemnifying Party fails to defend or take other reasonable, timely action, in response to such Claim asserted against the other Party, the other Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim.

         9.04 Insurance. Celgene shall maintain at all times during the Term, and thereafter for five (5) years, or as long as such insurance is reasonably and commercially available, (i) comprehensive general liability insurance with coverage limits of not less than Twenty Million US Dollars (USD $20,000,000),
(ii) product liability insurance with coverage limits of not less than Fifty Million US Dollars (USD $50,000,000), (iii) workers' compensation insurance coverage, and (iv) auto liability with coverage limits of not less than One Million US Dollars (USD $1,000,000). Celgene will cause GSK to be named as an additional insured on each of such insurance policies. The minimum level of insurance set forth herein shall not be construed to create a limit on Celgene's liability with respect to its indemnification obligations hereunder. Celgene may elect to maintain a policy of self insurance in the foregoing amounts in satisfaction of its obligations hereunder. Prior to the Effective Date (and each anniversary thereof), Celgene shall furnish to GSK a certificate of insurance evidencing such coverage as of the Effective Date (and each anniversary thereof) and upon reasonable request by GSK at any time hereafter. Each such certificate of insurance shall include a provision whereby thirty (30) days' written notice must be received by GSK prior to coverage modification or cancellation by either Celgene or the insurer. GSK shall maintain a policy of self-insurance in amounts sufficient to cover its obligations under the Agreement.

         9.05     LIMITATION OF LIABILITY.

         (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER GSK OR CELGENE BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY) INCURRED OR SUFFERED BY THE OTHER PARTY WITH RESPECT TO EITHER PARTY'S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.

         (b) The limitation of liability expressed in Section 9.05(a) above shall not affect or otherwise limit the obligation of each Party hereunder to indemnify each other (in accordance with the provisions of Section 9.01, 9.02 and 9.03 as applicable) for claims which are brought by Third Parties.

         9.06 Survival. The rights and obligations of the Parties under this
Article 9 shall survive the termination or expiration of this Agreement.

                                   ARTICLE 10

                                  FORCE MAJEURE
                                  -------------

         10.01 Force Majeure. Any delays in performance by any Party under this Agreement, other than with respect to the payment of obligations, shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier (where such shortage or failure is attributable to an event of force majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party.

                                   ARTICLE 11

                                 CONFIDENTIALITY
                                 ---------------

         11.01    Confidentiality.

         (a) No Party shall disclose, or permit any of its Affiliates to disclose, any Confidential Information (as defined below) to any Third Party, except, in the case of a disclosure by GSK or any of its Affiliates, with the prior written consent of Celgene, or, in the case of a disclosure by Celgene or any of its Affiliates, with the prior written consent of GSK. No Party shall use any Confidential Information for any purposes other than the exercise of its rights and the performance of its obligations under this Agreement and/or any other express purposes for which such information was disclosed or obtained. Each Party may disclose Confidential Information to its employees, representatives, consultants, professional advisors and agents who require access to such information in performing activities consistent with the exercise of its rights and the performance of its obligations under this Agreement and/or any other express purposes for which such information was disclosed or obtained, provided that each Party shall be fully responsible for any breach of this
Article 11 by its employees, representatives, consultants, professional advisors, or agents. All Confidential Information shall be held in strict confidence by each Party and shall be protected with the same standard of care that such Party uses in protecting its own confidential information of a similar nature, but in no event shall such Party use less than a reasonable standard of care. For purposes of this Agreement, "Confidential Information" shall mean any and all information (i) regarding the terms of this Agreement or (ii) disclosed to or obtained by a Party pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Article 11 shall not apply to any Confidential Information (1) to the extent that the Confidential Information is publicly available or generally known other than by breach of the provisions of this Agreement or is lawfully disclosed by a Third Party which Third Party is not in breach of an obligation of confidentiality or otherwise prohibited from disclosing such Confidential Information; (2) to the extent disclosure is necessary to comply with the requirements of the United States Securities and Exchange Commission, the London Stock Exchange Limited, the Nasdaq Stock Market or any other Governmental Authority, in which event the Party making such disclosure shall notify the other Party as promptly as practicable (and, if possible, prior to making such disclosure), shall consult with the other Party so as to minimize the extent of disclosure and shall, if practicable, seek confidential treatment of such information by the relevant Governmental Authority, including without limitation the United States Securities and Exchange Commission or the London Stock Exchange Limited or the Nasdaq Stock Market; (3) disclosed by Celgene to a Third Party subcontractor to the extent of, and pursuant to, an effective confidentiality agreement with such Third Party subcontractor which agreement contains confidentiality provisions substantially similar to those contained herein and provides that GSK and its Affiliates are Third Party beneficiaries of such agreement; (4) disclosed by GSK to a Third Party subcontractor to the extent of, and pursuant to, an effective confidentiality agreement with such Third Party subcontractor which agreement contains confidentiality provisions substantially similar to those contained herein and provides that Celgene and its Affiliates are third party beneficiaries of such agreement; or (5) disclosure of which is reasonably necessary in connection with (and strictly limited to) enforcement of such Party's rights hereunder. The provisions of this Article 11 shall survive the expiration or termination of this Agreement for a period of five (5) years from the date of such expiration or termination of this Agreement.

         (b) The confidentiality obligations set forth in this Article 11 shall supersede the Confidential Disclosure Agreement dated as of March 20, 2002 between the Parties ("Confidentiality Agreement"), shall govern any and all information disclosed by either Party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidentiality Agreement.

         11.02 Use of Information. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

         11.03 Relief. Each Party shall be entitled, in addition to any other right or remedy it may have, at Applicable Law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article 11.

                                   ARTICLE 12

                                TERM; TERMINATION
                                -----------------

         12.01 Term. This Agreement shall become effective on the Effective Date and, unless sooner terminated as provided herein, or unless extended as provided herein, shall expire at 11:59 EST on March 31, 2006. The period that this Agreement is effective (the "Term") shall be automatically extended by successive one-year periods, each effective on the first (1st) day of the calendar year following the last day of the Term then in effect (the "Renewal Date"), unless at least twelve (12) months prior to the Renewal Date, either Party advises the other Party that it elects not to permit the extension of the Term.

         12.02 Breach. Failure by either Party to comply with any of its material obligations contained in this Agreement shall constitute a default under this Agreement, and shall entitle the other Party, subject to any cure period set forth below and if it is not in material default hereunder, to give notice specifying in reasonable detail the nature of the default and to exercise the rights of termination as described herein. If any such default is with respect to (i) any payment required to be made by Celgene pursuant to Articles 5 or 7 and is not cured within ten (10) Business Days after receipt of such notice, or (ii) is with respect to any other obligation of either Party and it not cured within ninety (90) days after the receipt of such notice (or, if such default cannot be cured within such ninety (90) day period, if the Party in default does not promptly commence and diligently continue substantive actions to cure such default and thereafter effect full cure of such default within one hundred twenty (120) days after receipt of the foregoing notice of default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by Applicable Law or in equity, to terminate this Agreement by giving written notice, said termination to take effect immediately upon delivery of such notice.

         12.03 Insolvency or Bankruptcy. In the event that (i) a Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order of relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then, in addition to any other remedies available to the other Party by Applicable Law or in equity, the other Party may terminate this Agreement by giving written notice to the other Party, which shall be effective immediately upon delivery of such notice, whereupon, all amounts owing under this Agreement shall immediately become due and payable.

         12.04 Other Termination. At any time after there shall have occurred a Recall of any of the Products or a withdrawal of any of the Products by GSK, then, in addition to any other remedies available to Celgene under Applicable Law, in equity or under this Agreement, Celgene may terminate this Agreement by giving written notice to GSK, which shall be effective on such date as shall be designated in such notice.

         12.05    Effect of Termination or Expiration.

         (a) Upon any early termination of this Agreement or upon expiration of this Agreement pursuant to Section 12.01 Celgene shall promptly:

         (i) return to GSK all relevant records, materials or Confidential Information relating to the Products in its (or any of its any Affiliate's or contractors') possession or control;

         (ii) cease all marketing, sale, promotion, advertising, and distribution of the Products, and

         (iii) discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, and Celgene's right to use the Trademarks for the Products in the Territory shall terminate.

         (b) Upon any early termination of this Agreement or upon expiration of this Agreement pursuant to Section 12.01, any acceptance by GSK of any order from Celgene on the sale of any Products by GSK to Celgene after any such termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination or expiration thereof.

         (c) Upon any early termination of this Agreement by either Party for any reason or upon expiration of this Agreement pursuant to Section 12.01, Celgene shall, at its option, (i) sell to GSK and GSK shall purchase all of Celgene's remaining inventory of Products (except Products with an expiration date of less than twelve (12) months, that Celgene shall destroy) at the per-unit price paid by Celgene to GSK hereunder for such Products or (ii) have the right to continue to market, sell and distribute all of its remaining inventory of Products.

         12.06    Accrued Rights, Surviving Obligations.

         (a) Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

         (b) Without limiting the generality of the last sentence of Section 12.06(a), all of the Parties' rights and obligations under Articles 9 and 11 shall survive any termination or expiration of this Agreement in accordance with their terms.

         12.07 Residual Payments. GSK shall pay to Celgene residual payments following the expiration or termination of this Agreement, as follows:

         (a) for the first twelve (12) month period following the expiration or termination of this Agreement, and payable within forty five (45) days after such expiration or termination, an amount equal to thirty percent (30%) of Average Annual Net Sales; and

         (ii) for the second twelve (12) month period following the expiration or termination of this Agreement, and payable within forty-five (45) days after the first anniversary of such expiration of termination, an amount equal to fifteen percent (15%) Average Annual Net Sales.

For purposes of this Agreement, "Average Annual Net Sales" shall be calculated as follows:

         (A/B) x 12

where,

         A = total Net Sales from the Effective Date through the date of expiration or termination; and

         B = the total number of months that have elapsed from the Effective Date through the date of expiration or termination.

         In no event are the payments set forth above to be considered cumulative payments (i.e., more than forty-five percent (45%) of Average Annual Net Sales). In the event that it is determined that Celgene is in breach of the payment obligations under Section 5.07 of this Agreement, GSK shall be entitled to offset any amounts due and owing GSK against the residual payments due and owing Celgene under this Section 12.07.

                                   ARTICLE 13

                               GENERAL PROVISIONS
                               ------------------

         13.01 Assignment. Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that (a) each Party may assign its rights and obligations hereunder to an Affiliate, (b) GSK may subcontract its rights to manufacture Products to a Third Party, (c) Celgene may subcontract to Third Parties without GSK's consent unless such subcontract relates to the performance of Celgene's sales and marketing obligations under this Agreement, in which event, GSK's consent shall not be unreasonably withheld (although, with respect to any subcontract, Celgene shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment or subcontract). Notwithstanding the foregoing, either Party may assign this Agreement and its rights and obligations hereunder in connection with a sale or transfer of all or substantially all of its business, and no assignment shall be deemed to have occurred in the event of its merger or consolidation or change in control or similar transaction. It is understood and agreed, however, that any assignment of this Agreement in accordance with the terms hereof, shall be fully binding upon, and enforceable against, the permitted successors and assigns of the Parties without further action on the part of the Parties hereto or the permitted successors or assigns thereof.

         13.02 Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

         13.03 Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

         If to GSK:        SmithKline Beecham Corporation
                           d/b/a GlaxoSmithKline
                           5 Moore Drive
                           Research Triangle Park, NC  27709
                           Attention:  Director
                           US Business Development
                           Telephone:  919-483-7801
                           Facsimile:  919-483-0269

         With a copy to:   SmithKline Beecham Corporation
                           d/b/a GlaxoSmithKline
                           R & D Legal Operations
                           2301 Renaissance Blvd. (Bldg. 510)
                           King of Prussia, PA  19406
                           Attention: Vice President & Associate General Counsel
                           Telephone:  610-787-3626
                           Facsimile:  610-787-7084

          If to Celgene:   Celgene Corporation
                           7 Powder Horn Drive
                           Warren, New Jersey  07059
                           Attention:  President
                           Telephone:  732-271-1001
                           Facsimile:  732-805-3931


         With a copy to:   Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036
                           Attention:  Robert A. Cantone, Esq.
                           Telephone:  212-969-3235
                           Facsimile:  212-969-2900

         13.04 Amendments. This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the Parties hereto.

         13.05 Entirety of Agreement. This Agreement, with the Exhibits and Schedules attached hereto, and the Services Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement shall not be strictly construed against either Party hereto.

         13.06 Public Announcements. The form and content of any public announcement to be made by one Party regarding the subject matter of this Agreement, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), except as may be required by Applicable Law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other Party shall use Commercially Reasonable Efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

         13.07 Governing Law. This Agreement shall be governed by and construed in accordance with the Applicable Laws of the State of New York, without regard to its conflicts of law principles.

         13.08 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between GSK and Celgene. Except as otherwise expressly provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

         13.9 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         13.10 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original intent.

         13.11 Cumulative Rights. Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at Applicable Law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

         13.12 No Other Rights. No rights or licenses in or to either Party's patent rights, know-how, copyrights or trademarks are granted by a Party to the other, or shall be created or implied hereunder, except those licenses and rights that are expressly granted in this Agreement.

         13.13 Expenses. GSK and Celgene shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as otherwise expressly set forth in this Agreement, the performance of the obligations contemplated hereby.

         13.14 Disputes. In the event there shall occur any dispute between the Parties with respect to any matter under this Agreement, the Parties shall endeavor to resolve such dispute by good faith negotiations which shall include, unless earlier resolved, good faith discussion between the chief operating officer of Celgene and the President of US Pharmaceuticals of GSK.

                      [End of text; signature page follows]

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

                                    SmithKline Beecham Corporation, d/b/a
                                    GlaxoSmithKline



                                    By:
                                       -----------------------------------------
                                    Name:    Don Parman
                                    Title:   Vice President and Secretary



                                    Celgene Corporation



                                    By:
                                       -----------------------------------------
                                    Name: Sol Barer
                                    Title: President and Chief Operating Officer

                                    Exhibits
                                    --------

1.01A             Intellectual Property
1.01B             Trademarks
2.01              Contract Holder List
2.01(d)           Letter to Customers
5.01              Current Package Inserts (PI)
5.02(c)           Semi-Annual Supply Schedule Procedures
5.04              Minimum Order Amounts
5.08              Alkeran Manufacturing Matrix
6.04              Safety Monitoring of Alkeran
6.05              Procedures for Submitting Medical Inquiries
6.08              Procedures for Reporting Product Complaints
8.02(g)(i)        Product Returns for 2002 and January and February 2003
8.02(g)(ii)       Indirect Chargeback History for 2002 and January and February
                  2003

                                  EXHIBIT 1.01A

                              INTELLECTUAL PROPERTY
                              ---------------------

         Patent Number                                        Expiration Date
         -------------                                        ---------------

1.       US Patent No. 4,997,651                              2008

2.       Patent Application U.S. Ser. No. 60/392,186

                                  EXHIBIT 1.01B

                                   TRADEMARKS

TRADEMARK                                            Reg. No.
---------                                            -------

ALKERAN                                              0681707

                                  EXHIBIT 2.01

                              CONTRACT HOLDER LIST
                              --------------------

Alkeran
Contracts
Contract Exp
Date >=10/22/2002
Sls period: 10/2001 - 09/2002

CONTRACT TITLE                           MARKET TYPE
================================================================================
AMERINET ACUTE                           GROUP PURCHASING ORGANIZATION
AMERINET ALTERNATE                       ALTERNATE HEALTH CARE
AMERINET HHC/SC                          Alternate & Home Health
AMERINET LINE-ITEM 304522                GROUP PURCHASING ORGANIZATION
AMERINET SURGICTR/HOME HLTH              HOME HEALTH CARE
BROADLANE ACUTE                          GROUP PURCHASING ORGANIZATION
BROADLANE ALTERNATE                      ALTERNATE HEALTH CARE
BROADLANE HOME HEALTH CARE               HOME HEALTH CARE
BUREAU OF PRISONS BUYING GRP             FEDERAL
CHPPS                                    GROUP PURCHASING ORGANIZATION
Consorta Line Item                       GROUP PURCHASING ORGANIZATION
Consorta Line Item Alternate             ALTERNATE HEALTH CARE
Consorta Line Item HHC/Physici           HOME HEALTH CARE
DUKE UNIVERSITY                          UNIVERSITY
FEDERAL SUPPLY SCHEDULE (OGA)            FEDERAL
FEDERAL SUPPLY SCHEDULE (OGA)            FEDERAL
FSS/BIG 4                                FEDERAL
FSS/BIG 4                                FEDERAL
FSS/BIG 4                                FEDERAL
FSS/BIG 4/NAT'L AWARD-ZOF TABS           FEDERAL
FSS/BIG 4/NAT'L AWARD-ZOF TABS           FEDERAL
FSS/DOD                                  FEDERAL
FSS/DOD                                  FEDERAL
FSS/DUAL/NAT'L AWARD-ZOF TABS            FEDERAL
FSS/OGA                                  FEDERAL
GSK Orange Card                          PATIENT ASSISTANCE
HC PHARMACY CENTRAL, INC.                GROUP PURCHASING ORGANIZATION
HEALTH SVS CORP of AMER - COMM           GROUP PURCHASING ORGANIZATION
HEALTH SVS CORP OF AMER NonCom           GROUP PURCHASING ORGANIZATION
HEALTHCARE STRATEGIC INITIATIV           ONCOLOGY CLINIC
HEALTHWORKS, INC.                        HOSPITAL SYSTEM
HEM ONC LEADERSHIP NET                   ONCOLOGY CLINIC
INDEPENDENT ONCOLOGY SERVICES            ONCOLOGY CLINIC
INNOVATIVE PURCHASING CONCEPTS           GROUP PURCHASING ORGANIZATION
INNOVATIX                                HOME HEALTH CARE
INSOURCE HEALTH SERVICES                 GROUP PURCHASING ORGANIZATION
INSOURCE SURGI-CENTER                    SURGICAL CENTER
IVMED/IHCC Inc.                          HOME HEALTH CARE
Joint Purchasing Corporation             GROUP PURCHASING ORGANIZATION
LOUISIANA STATE UNIV HOSPITAL            CITY, COUNTY, STATE
Managed Healthcare Infusion              HOME HEALTH CARE

Managed Healthcare Infusion              HOME HEALTH CARE
MedAssets Alternate Care                 ALTERNATE HEALTH CARE
MedAssets HSCA, Inc.                     GROUP PURCHASING ORGANIZATION
MedAssets Surgery Center/HHC             SURGICAL CENTER
Memorial Med Ctr of Tulsa                HOSPITAL
MHA Long Term Care                       NURSING HOME PROVIDER
MHA/Medecon City County State            CITY, COUNTY, STATE
MHA/MEDECON UNIV LINE ITEM               GROUP PURCHASING ORGANIZATION
MIDWESTERN REGIONAL MED CTR              HOSPITAL
Minnesota Multistate Governmen           CITY, COUNTY, STATE
Novation Acute                           GROUP PURCHASING ORGANIZATION
Novation Acute                           GROUP PURCHASING ORGANIZATION
Novation Alternate                       ALTERNATE HEALTH CARE
Novation Alternate                       ALTERNATE HEALTH CARE
Novation HHC                             HOME HEALTH CARE
Novation LLC                             GROUP PURCHASING ORGANIZATION
NPA NCM                                  GROUP PURCHASING ORGANIZATION
NYC HLTH & HOSP CORP                     CITY, COUNTY, STATE
ONCOLOGY ASSOCIATES                      ONCOLOGY CLINIC
ONCOLOGY EXPRESS                         ONCOLOGY CLINIC
ONCOLOGY NETWORK OF CT                   ONCOLOGY CLINIC
OWEN HEALTHCARE                          ALTERNATE HEALTH CARE
OWEN HEALTHCARE                          HOME HEALTH CARE
OWEN HEALTHCARE LTC/NHP                  NURSING HOME PROVIDER
OWEN INJECTION PRODUCTS                  GROUP PURCHASING ORGANIZATION
OWEN ORAL PRODUCTS                       GROUP PURCHASING ORGANIZATION
PACT Acute Care                          GROUP PURCHASING ORGANIZATION
PACT Alternate                           ALTERNATE HEALTH CARE
PACT HomeHealthCare                      Alternate & Home Health
PACT INJECTION                           GROUP PURCHASING ORGANIZATION
PACT ORAL PRODUCTS                       GROUP PURCHASING ORGANIZATION
Pharmaceutical Buyers Inc.               HOME HEALTH CARE
PHS GRANTEES                             PHS
PHS GRANTEES                             PHS
PHS GRANTEES                             PHS
PHS GRANTEES                             PHS
PHS GRANTEES                             PHS
PHS GRANTEES                             PHS
PREMIER, INC.                            GROUP PURCHASING ORGANIZATION
PREMIER, INC./AHC                        ALTERNATE HEALTH CARE
PREMIER, INC. ACUTE CARE                 GROUP PURCHASING ORGANIZATION
PREMIER, INC. ALTERNATE SITE             ALTERNATE HEALTH CARE
PREMIER, INC. HOME HEALTH CARE           HOME HEALTH CARE
PREMIER, INC. LONG TERM CARE             NURSING HOME PROVIDER
RESPONSE ONCOLOGY                        ONCOLOGY CLINIC
SHARED SERVICES HEALTHCARE               GROUP PURCHASING ORGANIZATION
Shared Services Healthcare               GROUP PURCHASING ORGANIZATION
SHELBY MEDICAL                           ONCOLOGY CLINIC
SOUTHERN ONC ASSOC OF PRACTICE           ONCOLOGY CLINIC
State of NY - DOC                        CITY, COUNTY, STATE
STATE OF SOUTH CAROLINA                  CITY, COUNTY, STATE
STATE VETERANS HOME                      FEDERAL
TENET ORAL & INJ.                        GROUP PURCASHING ORGANIZATION
The Johns Hopkins - Alternate            HOME HEALTH CARE
THE REGENTS OF THE UNIV OF MI            UNIVERSITY

                                 EXHIBIT 2.01(d)

                               LETTER TO CUSTOMERS
                               -------------------

                                 GLAXOSMITHKLINE

                               CELGENE CORPORATION

Any Contract Holder
123 Main St.
Any-town, USA  99999

To Whom It May Concern:

Effective March 31, 2003, GSK has appointed Celgene Corporation as the exclusive distributor in the United States for the products listed below . Accordingly and except as clarified below, both you and GSK are hereby released from all obligations (including, but not limited to, product requirements, administrative service fees, rebates, and any other terms and conditions of sale) under your agreement with GSK with respect to the products below.

GSK will provide contract administration services related to existing contracts. GSK will also be providing order processing and shipping services on behalf of Celgene Corporation for a limited period of time until further notice. Any future contracting will be the responsibility of Celgene. Meanwhile, Celgene has instructed GSK to honor all contract discounts for these products for thirty
(30) days from the date of this letter.

           -------------------------------------------------------------------
           Product Name                    Size                NDC
           -------------------------------------------------------------------
           Alkeran Injection               50MG                00173-0130-93
           -------------------------------------------------------------------
           Alkeran Tablets                 2MG                 00173-0045-35
           -------------------------------------------------------------------

Until futher notice, any phone inquiries should be directed to Contact Name, Director, Contract Operations, GSK at 1-800-545-2965 or to Celgene Customer Care at 1-888-4Celgen (1-888-423-5436).



Sincerely,


-----------------------
Vice President, Pricing Strategy &  Commercial Support Services
GlaxoSmithKline



-----------------------
Dwight D'Iorio
Executive Director, Sales
Celgene Corporation

                                  EXHIBIT 5.01

                             CURRENT PACKAGE INSERTS
                             -----------------------

                               PRODUCT INFORMATION

ALKERAN(R)
(MELPHALAN HYDROCHLORIDE)
FOR INJECTION

--------------------------------------------------------------------------------
WARNING: Melphalan should be administered under the supervision of a qualified physician experienced in the use of cancer chemotherapeutic agents. Severe bone marrow suppression with resulting infection or bleeding may occur. Controlled trials comparing intravenous (IV) to oral melphalan have shown more myelosuppression with the IV formulation. Hypersensitivity reactions, including anaphylaxis, have occurred in approximately 2% of patients who received the IV formulation. Melphalan is leukemogenic in humans. Melphalan produces chromosomal aberrations in vitro and in vivo and, therefore, should be considered potentially mutagenic in humans.
--------------------------------------------------------------------------------

DESCRIPTION: Melphalan, also known as L-phenylalanine mustard, phenylalanine mustard, L-PAM, or L-sarcolysin, is a phenylalanine derivative of nitrogen mustard. Melphalan is a bifunctional alkylating agent that is active against selected human neoplastic diseases. It is known chemically as 4-[bis(2-chloroethyl)amino]-L-phenylalanine. The molecular formula is C13H18Cl2N2O2 and the molecular weight is 305.20. The structural formula is:

                                [GRAPHIC OMITTED]

    Melphalan is the active L-isomer of the compound and was first synthesized in 1953 by Bergel and Stock; the D-isomer, known as medphalan, is less active against certain animal tumors, and the dose needed to produce effects on chromosomes is larger than that required with the L-isomer. The racemic (DL-) form is known as merphalan or sarcolysin.

    Melphalan is practically insoluble in water and has a pKa1 of ~2.5.

    ALKERAN for Injection is supplied as a sterile, nonpyrogenic, freeze-dried powder. Each single-use vial contains melphalan hydrochloride equivalent to 50 mg melphalan and 20 mg povidone. ALKERAN for Injection is reconstituted using the sterile diluent provided. Each vial of sterile diluent contains sodium citrate 0.2 g, propylene glycol 6.0 mL, ethanol (96%) 0.52 mL, and Water for Injection to a total of 10 mL. ALKERAN for Injection is administered intravenously.

CLINICAL PHARMACOLOGY: Melphalan is an alkylating agent of the bischloroethylamine type. As a result, its cytotoxicity appears to be related to the extent of its interstrand cross-linking with DNA, probably by binding at the N7 position of guanine. Like other bifunctional alkylating agents, it is active against both resting and rapidly dividing tumor cells.

PHARMACOKINETICS: The pharmacokinetics of melphalan after IV administration has been extensively studied in adult patients. Following injection, drug plasma concentrations declined rapidly in a biexponential manner with distribution phase and terminal elimination phase half-lives of approximately 10 and 75 minutes, respectively. Estimates of average total body clearance varied among studies, but typical values of approximately 7 to 9 mL/min per kg (250 to 325 mL/min per m2) were observed. One study has reported that on repeat dosing of
0.5 mg/kg every 6 weeks, the clearance of melphalan decreased from 8.1 mL/min per kg after the first course, to 5.5 mL/min per kg after the third course, but did not decrease appreciably after the third course. Mean (+/-SD) peak melphalan plasma concentrations in myeloma patients given IV melphalan at doses of 10 or 20 mg/m2 were 1.2 +/- 0.4 and 2.8 +/- 1.9 mcg/mL, respectively.

    The steady-state volume of distribution of melphalan is 0.5 L/kg. Penetration into cerebrospinal fluid (CSF) is low. The extent of melphalan binding to plasma proteins ranges from 60% to 90%. Serum albumin is the major binding protein, while (alpha)1-acid glycoprotein appears to account for about 20% of the plasma protein binding. Approximately 30% of the drug is (covalently) irreversibly bound to plasma proteins. Interactions with immunoglobulins have been found to be negligible.

    Melphalan is eliminated from plasma primarily by chemical hydrolysis to monohydroxymelphalan and dihydroxymelphalan. Aside from these hydrolysis products, no other melphalan metabolites have been observed in humans. Although the contribution of renal elimination to melphalan clearance appears to be low, one study noted an increase in the occurrence of severe leukopenia in patients with elevated BUN after 10 weeks of therapy.

    CLINICAL TRIAL: A randomized trial compared prednisone plus IV melphalan to prednisone plus oral melphalan in the treatment of myeloma. As discussed below, overall response rates at week 22 were comparable; however, because of changes in trial design, conclusions as to the relative activity of the 2 formulations after week 22 are impossible to make.

    Both arms received oral prednisone starting at 0.8 mg/kg per day with doses tapered over 6 weeks. Melphalan doses in each arm were: Arm 1 Oral melphalan
0.15 mg/kg per day x 7 followed by 0.05 mg/kg per day when WBC began to rise. Arm 2 IV melphalan 16 mg/m2 q 2 weeks x 4 (over 6 weeks) followed by the same dose every 4 weeks.

    Doses of melphalan were adjusted according to the following criteria:

     TABLE 1: CRITERIA FOR DOSAGE ADJUSTMENT IN A RANDOMIZED CLINICAL TRIAL

    ------------------------------------------------------------------------
                 WBC/mm3      Platelets         Percent of Full Dose
    ------------------------------------------------------------------------
                 =>4000       =>100,000                 100
    ------------------------------------------------------------------------
                 =>3000        =>75,000                  75
    ------------------------------------------------------------------------
                 =>2000        =>50,000                  50
    ------------------------------------------------------------------------
                  <2000         <50,000                   0
    ------------------------------------------------------------------------

    One hundred seven patients were randomized to the oral melphalan arm and 203 patients to the IV melphalan arm. More patients had a poor-risk classification (58% versus 44%) and high tumor load (51% versus 34%) on the oral compared to the IV arm (P<0.04). Response rates at week 22 are shown in the following table:

TABLE 2: RESPONSE RATES AT WEEK 22

-----------------------------------------------------------------------------
                                    Evaluable         Responders
       Initial Arm                  Patients             n (%)           P
-----------------------------------------------------------------------------
Oral melphalan                         100             44 (44%)
-----------------------------------------------------------------      P>0.2
IV melphalan                           195             74 (38%)
-----------------------------------------------------------------------------

    Because of changes in protocol design after week 22, other efficacy parameters such as response duration and survival cannot be compared.

    Severe myelotoxicity (WBC <=1000 and/or platelets <=25,000) was more common in the IV melphalan arm (28%) than in the oral melphalan arm (11%).

    An association was noted between poor renal function and myelosuppression; consequently, an amendment to the protocol required a 50% reduction in IV melphalan dose if the BUN was =>30 mg/dL. The rate of severe leukopenia in the IV arm in the patients with BUN over 30 mg/dL decreased from 50% (8/16) before protocol amendment to 11% (3/28) (P = 0.01) after the amendment.

    Before the dosing amendment, there was a 10% (8/77) incidence of drug-related death in the IV arm. After the dosing amendment, this incidence was 3% (3/108). This compares to an overall 1% (1/100) incidence of drug-related death in the oral arm.

INDICATIONS AND USAGE: ALKERAN for Injection is indicated for the palliative treatment of patients with multiple myeloma for whom oral therapy is not appropriate.

CONTRAINDICATIONS: Melphalan should not be used in patients whose disease has demonstrated prior resistance to this agent. Patients who have demonstrated hypersensitivity to melphalan should not be given the drug.

WARNINGS: MELPHALAN SHOULD BE ADMINISTERED IN CAREFULLY ADJUSTED DOSAGE BY OR UNDER THE SUPERVISION OF EXPERIENCED PHYSICIANS WHO ARE FAMILIAR WITH THE DRUG'S ACTIONS AND THE POSSIBLE COMPLICATIONS OF ITS USE.

    As with other nitrogen mustard drugs, excessive dosage will produce marked bone marrow suppression. Bone marrow suppression is the most significant toxicity associated with ALKERAN for Injection in most patients. Therefore, the following tests should be performed at the start of therapy and prior to each subsequent dose of ALKERAN: platelet count, hemoglobin, white blood cell count, and differential. Thrombocytopenia and/or leukopenia are indications to withhold further therapy until the blood counts have sufficiently recovered. Frequent blood counts are essential to determine optimal dosage and to avoid toxicity. Dose adjustment on the basis of blood counts at the nadir and day of treatment should be considered.

    Hypersensitivity reactions including anaphylaxis have occurred in approximately 2% of patients who received the IV formulation (see ADVERSE REACTIONS). These reactions usually occur after multiple courses of treatment. Treatment is symptomatic. The infusion should be terminated immediately, followed by the administration of volume expanders, pressor agents, corticosteroids, or antihistamines at the discretion of the physician. If a hypersensitivity reaction occurs, IV or oral melphalan should not be readministered since hypersensitivity reactions have also been reported with oral melphalan.

CARCINOGENESIS: Secondary malignancies, including acute nonlymphocytic leukemia, myeloproliferative syndrome, and carcinoma, have been reported in patients with cancer treated with alkylating agents (including melphalan). Some patients also received other chemotherapeutic agents or radiation therapy. Precise quantitation of the risk of acute leukemia, myeloproliferative syndrome, or carcinoma is not possible. Published reports of leukemia in patients who have received melphalan (and other alkylating agents) suggest that the risk of leukemogenesis increases with chronicity of treatment and with cumulative dose. In one study, the 10-year cumulative risk of developing acute leukemia or myeloproliferative syndrome after oral melphalan therapy was 19.5% for cumulative doses ranging from 730 to 9652 mg. In this same study, as well as in an additional study, the 10-year cumulative risk of developing acute leukemia or myeloproliferative syndrome after oral melphalan therapy was less than 2% for cumulative doses under 600 mg. This does not mean that there is a cumulative dose below which there is no risk of the induction of secondary malignancy. The potential benefits from melphalan therapy must be weighed on an individual basis against the possible risk of the induction of a second malignancy.

    Adequate and well-controlled carcinogenicity studies have not been conducted in animals. However, intraperitoneal (IP) administration of melphalan in rats (5.4 to 10.8 mg/m2) and in mice (2.25 to 4.5 mg/m2) 3 times per week for 6 months followed by 12 months post-dose observation produced peritoneal sarcoma and lung tumors, respectively.

MUTAGENESIS: Melphalan has been shown to cause chromatid or chromosome damage in humans. Intramuscular administration of melphalan at 6 and 60 mg/m2 produced structural aberrations of the chromatid and chromosomes in bone marrow cells of Wistar rats.

IMPAIRMENT OF FERTILITY: Melphalan causes suppression of ovarian function in premenopausal women, resulting in amenorrhea in a significant number of patients. Reversible and irreversible testicular suppression have also been reported.

PREGNANCY: Pregnancy Category D. Melphalan may cause fetal harm when administered to a pregnant woman. While adequate animal studies have not been conducted with IV melphalan, oral (6 to 18 mg/m2 per day for 10 days) and IP (18 mg/m2) administration in rats was embryolethal and teratogenic. Malformations resulting from melphalan included alterations of the brain (underdevelopment, deformation, meningocele, and encephalocele) and eye (anophthalmia and microphthalmos), reduction of the mandible and tail, as well as hepatocele (exomphaly). There are no adequate and well-controlled studies in pregnant women. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to the fetus. Women of childbearing potential should be advised to avoid becoming pregnant.

PRECAUTIONS:

GENERAL: In all instances where the use of ALKERAN for Injection is considered for chemotherapy, the physician must evaluate the need and usefulness of the drug against the risk of adverse events. Melphalan should be used with extreme caution in patients whose bone marrow reserve may have been compromised by prior irradiation or chemotherapy or whose marrow function is recovering from previous cytotoxic therapy.

    Dose reduction should be considered in patients with renal insufficiency receiving IV melphalan. In one trial, increased bone marrow suppression was observed in patients with BUN levels =>30 mg/dL. A 50% reduction in the IV melphalan dose decreased the incidence of severe bone marrow suppression in the latter portion of this study.

INFORMATION FOR PATIENTS: Patients should be informed that the major acute toxicities of melphalan are related to bone marrow suppression, hypersensitivity reactions, gastrointestinal toxicity, and pulmonary toxicity. The major long-term toxicities are related to infertility and secondary malignancies. Patients should never be allowed to take the drug without close medical supervision and should be advised to consult their physicians if they experience skin rash, signs or symptoms of vasculitis, bleeding, fever, persistent cough, nausea, vomiting, amenorrhea, weight loss, or unusual lumps/masses. Women of childbearing potential should be advised to avoid becoming pregnant.

LABORATORY TESTS: Periodic complete blood counts with differentials should be performed during the course of treatment with melphalan. At least one determination should be obtained prior to each dose. Patients should be observed closely for consequences of bone marrow suppression, which include severe infections, bleeding, and symptomatic anemia (see WARNINGS).

DRUG INTERACTIONS: The development of severe renal failure has been reported in patients treated with a single dose of IV melphalan followed by standard oral doses of cyclosporine. Cisplatin may affect melphalan kinetics by inducing renal dysfunction and subsequently altering melphalan clearance. IV melphalan may also reduce the threshold for BCNU lung toxicity. When nalidixic acid and IV melphalan are given simultaneously, the incidence of severe hemorrhagic necrotic enterocolitis has been reported to increase in pediatric patients.

CARCINOGENESIS, MUTAGENESIS, IMPAIRMENT OF FERTILITY: See WARNINGS section.
Pregnancy: Teratogenic Effects: Pregnancy Category D: See WARNINGS section. Nursing Mothers: It is not known whether this drug is excreted in human milk. IV melphalan should not be given to nursing mothers.

PEDIATRIC USE: The safety and effectiveness in pediatric patients have not been established.

GERIATRIC USe: Clinical experience with ALKERAN has not identified differences in responses between the elderly and younger patients. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

ADVERSE REACTIONS (see OVERDOSAGE): The following information on adverse reactions is based on data from both oral and IV administration of melphalan as a single agent, using several different dose schedules for treatment of a wide variety of malignancies.

HEMATOLOGIC: The most common side effect is bone marrow suppression. White blood cell count and platelet count nadirs usually occur 2 to 3 weeks after treatment, with recovery in 4 to 5 weeks after treatment. Irreversible bone marrow failure has been reported.

GASTROINTESTINAL: Gastrointestinal disturbances such as nausea and vomiting, diarrhea, and oral ulceration occur infrequently. Hepatic disorders ranging from abnormal liver function tests to clinical manifestations such as hepatitis and jaundice have been reported. Hepatic veno-occlusive disease has been reported.

HYPERSENSITIVITY: Acute hypersensitivity reactions including anaphylaxis were reported in 2.4% of 425 patients receiving ALKERAN for Injection for myeloma (see WARNINGS). These reactions were characterized by urticaria, pruritus, edema, and in some patients, tachycardia, bronchospasm, dyspnea, and hypotension. These patients appeared to respond to antihistamine and corticosteroid therapy. If a hypersensitivity reaction occurs, IV or oral melphalan should not be readministered since hypersensitivity reactions have also been reported with oral melphalan.

MISCELLANEOUS: Other reported adverse reactions include skin hypersensitivity, skin ulceration at injection site, skin necrosis rarely requiring skin grafting, vasculitis, alopecia, hemolytic anemia, allergic reaction, pulmonary fibrosis, and interstitial pneumonitis.

OVERDOSAGE: Overdoses resulting in death have been reported. Overdoses, including doses up to 290 mg/m2, have produced the following symptoms: severe nausea and vomiting, decreased consciousness, convulsions, muscular paralysis, and cholinomimetic effects. Severe mucositis, stomatitis, colitis, diarrhea, and hemorrhage of the gastrointestinal tract occur at high doses (>100 mg/m2). Elevations in liver enzymes and veno-occlusive disease occur infrequently. Significant hyponatremia caused by an associated inappropriate secretion of ADH syndrome has been observed. Nephrotoxicity and adult respiratory distress syndrome have been reported rarely. The principal toxic effect is bone marrow suppression. Hematologic parameters should be closely followed for 3 to 6 weeks. An uncontrolled study suggests that administration of autologous bone marrow or hematopoietic growth factors (i.e., sargramostim, filgrastim) may shorten the period of pancytopenia. General supportive measures together with appropriate blood transfusions and antibiotics should be instituted as deemed necessary by the physician. This drug is not removed from plasma to any significant degree by hemodialysis or hemoperfusion. A pediatric patient survived a 254-mg/m2 overdose treated with standard supportive care.

DOSAGE AND ADMINISTRATION: The usual IV dose is 16 mg/m2. Dosage reduction of up to 50% should be considered in patients with renal insufficiency (BUN =>30 mg/dL) (see PRECAUTIONS: General). The drug is administered as a single infusion over 15 to 20 minutes. Melphalan is administered at 2-week intervals for 4 doses, then, after adequate recovery from toxicity, at 4-week intervals. Available evidence suggests about one third to one half of the patients with multiple myeloma show a favorable response to the drug. Experience with oral melphalan suggests that repeated courses should be given since improvement may continue slowly over many months, and the maximum benefit may be missed if treatment is abandoned prematurely. Dose adjustment on the basis of blood cell counts at the nadir and day of treatment should be considered.

ADMINISTRATION PRECAUTIONS: As with other toxic compounds, caution should be exercised in handling and preparing the solution of ALKERAN. Skin reactions associated with accidental exposure may occur. The use of gloves is recommended. If the solution of ALKERAN contacts the skin or mucosa, immediately wash the skin or mucosa thoroughly with soap and water.

    Procedures for proper handling and disposal of anticancer drugs should be considered. Several guidelines on this subject have been published.1-7 There is no general agreement that all of the procedures recommended in the guidelines are necessary or appropriate.

    Parenteral drug products should be visually inspected for particulate matter and discoloration prior to administration whenever solution and container permit. If either occurs, do not use this product.

PREPARATION FOR ADMINISTRATION/STABILITY:

1. ALKERAN for Injection must be reconstituted by rapidly injecting 10 mL of the supplied diluent directly into the vial of lyophilized powder using a sterile needle (20-gauge or larger needle diameter) and syringe. Immediately shake vial vigorously until a clear solution is obtained. This provides a 5-mg/mL solution of melphalan. Rapid addition of the diluent followed by immediate vigorous shaking is important for proper dissolution.

2. IMMEDIATELY dilute the dose to be administered in 0.9% Sodium Chloride Injection, USP, to a concentration not greater than 0.45 mg/mL.

3. Administer the diluted product over a minimum of 15 minutes. 4. Complete administration within 60 minutes of reconstitution.

    The time between reconstitution/dilution and administration of ALKERAN should be kept to a minimum because reconstituted and diluted solutions of ALKERAN are unstable. Over as short a time as 30 minutes, a citrate derivative of melphalan has been detected in reconstituted material from the reaction of ALKERAN with Sterile Diluent for ALKERAN. Upon further dilution with saline, nearly 1% label strength of melphalan hydrolyzes every 10 minutes.

    A precipitate forms if the reconstituted solution is stored at 5(Degree)C. DO NOT REFRIGERATE THE RECONSTITUTED PRODUCT.

HOW SUPPLIED: ALKERAN for Injection is supplied in a carton containing one single-use clear glass vial of freeze-dried melphalan hydrochloride equivalent to 50 mg melphalan and one 10-mL clear glass vial of sterile diluent (NDC 0173-0130-93).

    STORE AT CONTROLLED ROOM TEMPERATURE 15(DEGREE) TO 30(DEGREE)C (59(DEGREE) TO 86(DEGREE)F) AND PROTECT FROM LIGHT.

REFERENCES:

1. Recommendations for the safe handling of parenteral antineoplastic drugs. Washington, DC: Division of Safety, National Institutes of Health; 1983. US Dept of Health and Human Services, Public Health Service publication NIH 83-2621.

2. AMA Council on Scientific Affairs. Guidelines for handling parenteral antineoplastics. JAMA. 1985;253:1590-1591.

3. National Study Commission on Cytotoxic Exposure. Recommendations for handling cytotoxic agents. 1987. Available from Louis P. Jeffrey, Chairman, National Study Commission on Cytotoxic Exposure. Massachusetts College of Pharmacy and Allied Health Sciences, 179 Longwood Avenue, Boston, MA 02115.

4. Clinical Oncological Society of Australia. Guidelines and recommendations for safe handling of antineoplastic agents. Med J Australia.
     1983;1:426-428.

5. Jones RB, Frank R, Mass T. Safe handling of chemotherapeutic agents: a report from the Mount Sinai Medical Center. CA-A Cancer J for Clin. 1983;33:258-263.

6. American Society of Hospital Pharmacists. ASHP technical assistance bulletin on handling cytotoxic and hazardous drugs. Am J Hosp Pharm. 1990;47:1033-1049.

7. Controlling Occupational Exposure to Hazardous Drugs. (OSHA Work-Practice Guidelines.) Am J Health-Syst Pharm. 1996;53:1669-1685.

[GRAPHIC OMITTED]
GlaxoSmithKline
Research Triangle Park, NC 27709
Made in England

(C)2001, GlaxoSmithKline
All rights reserved.

November 2001                                   RL-1026

                              EXHIBIT 5.01 (CON'T.)
                              ---------------------

                                                             PRODUCT INFORMATION

ALKERAN(R)
(melphalan)
Tablets


--------------------------------------------------------------------------------
WARNING: ALKERAN (melphalan) should be administered under the supervision of a qualified physician experienced in the use of cancer chemotherapeutic agents. Severe bone marrow suppression with resulting infection or bleeding may occur. Melphalan is leukemogenic in humans.

Melphalan produces chromosomal aberrations in vitro and in vivo and, therefore, should be considered potentially mutagenic in humans.
--------------------------------------------------------------------------------

DESCRIPTION: ALKERAN (melphalan), also known as L-phenylalanine mustard, phenylalanine mustard, L-PAM, or L-sarcolysin, is a phenylalanine derivative of nitrogen mustard. Melphalan is a bifunctional alkylating agent which is active against selective human neoplastic diseases. It is known chemically as 4-[bis(2-chloroethyl)amino]-L-phenylalanine. The molecular formula is C13H18Cl2N2O2 and the molecular weight is 305.20. The structural formula is:

                                [GRAPHIC OMITTED]

    Melphalan is the active L-isomer of the compound and was first synthesized in 1953 by Bergel and Stock; the D-isomer, known as medphalan, is less active against certain animal tumors, and the dose needed to produce effects on chromosomes is larger than that required with the L-isomer. The racemic (DL-) form is known as merphalan or sarcolysin.

    Melphalan is practically insoluble in water and has a pKa1 of ~2.5.

    ALKERAN (melphalan) is available in tablet form for oral administration. Each film-coated tablet contains 2 mg melphalan and the inactive ingredients colloidal silicon dioxide, crospovidone, hypromellose, macrogol/PEG 400, magnesium stearate, microcrystalline cellulose, and titanium dioxide.

CLINICAL PHARMACOLOGY: Melphalan is an alkylating agent of the bischloroethylamine type. As a result, its cytotoxicity appears to be related to the extent of its interstrand cross-linking with DNA, probably by binding at the N7 position of guanine. Like other bifunctional alkylating agents, it is active against both resting and rapidly dividing tumor cells.

PHARMACOKINETICS: The pharmacokinetics of ALKERAN after oral administration has been extensively studied in adult patients. Plasma melphalan levels are highly variable after oral dosing, both with respect to the time of the first appearance of melphalan in plasma (range approximately 0 to 6 hours) and to the peak plasma concentration (Cmax) (range 70 to 4000 ng/mL, depending upon the dose) achieved. These results may be due to incomplete intestinal absorption, a variable "first pass" hepatic metabolism, or to rapid hydrolysis. Five patients were studied after both oral and intravenous (IV) dosing with 0.6 mg/kg as a single bolus dose by each route. The areas under the plasma concentration-time curves (AUC) after oral administration averaged 61% +/- 26% (+/- standard deviation [SD]; range 25% to 89%) of those following IV administration. In 18 patients given a single oral dose of 0.6 mg/kg of ALKERAN, the terminal elimination plasma half-life (t1/2) of parent drug was 1.5 +/- 0.83 hours. The 24-hour urinary excretion of parent drug in these patients was 10% +/- 4.5%, suggesting that renal clearance is not a major route of elimination of parent drug. In a separate study in 18 patients given single oral doses of 0.2 to 0.25 mg/kg of ALKERAN, Cmax and AUC, when dose adjusted to a dose of 14 mg, were (mean +/- SD) 212 +/- 74 ng/mL and 498 +/- 137 ngoh/mL, respectively. Elimination phase t1/2 in these patients was approximately 1 hour and the median tmax was 1 hour.

    One study using universally labeled 14C-melphalan, found substantially less radioactivity in the urine of patients given the drug by mouth (30% of administered dose in 9 days) than in the urine of those given it intravenously (35% to 65% in 7 days). Following either oral or IV administration, the pattern of label recovery was similar, with the majority being recovered in the first 24 hours. Following oral administration, peak radioactivity occurred in plasma at 2 hours and then disappeared with a half-life of approximately 160 hours. In one patient where parent drug (rather than just radiolabel) was determined, the melphalan half-disappearance time was 67 minutes.

    The steady-state volume of distribution of melphalan is 0.5 L/kg. Penetration into cerebrospinal fluid (CSF) is low. The extent of melphalan binding to plasma proteins ranges from 60% to 90%. Serum albumin is the major binding protein, while (alpha)1-acid glycoprotein appears to account for about 20% of the plasma protein binding. Approximately 30% of melphalan is (covalently) irreversibly bound to plasma proteins. Interactions with immunoglobulins have been found to be negligible.

    Melphalan is eliminated from plasma primarily by chemical hydrolysis to monohydroxymelphalan and dihydroxymelphalan. Aside from these hydrolysis products, no other melphalan metabolites have been observed in humans. Although the contribution of renal elimination to melphalan clearance appears to be low, one pharmacokinetic study showed a significant positive correlation between the elimination rate constant for melphalan and renal function and a significant negative correlation between renal function and the area under the plasma melphalan concentration/time curve.

INDICATIONS AND USAGE: ALKERAN Tablets are indicated for the palliative treatment of multiple myeloma and for the palliation of non-resectable epithelial carcinoma of the ovary.

CONTRAINDICATIONS: ALKERAN should not be used in patients whose disease has demonstrated a prior resistance to this agent. Patients who have demonstrated hypersensitivity to melphalan should not be given the drug.

WARNINGS: ALKERAN SHOULD BE ADMINISTERED IN CAREFULLY ADJUSTED DOSAGE BY OR UNDER THE SUPERVISION OF EXPERIENCED PHYSICIANS WHO ARE FAMILIAR WITH THE DRUG'S ACTIONS AND THE POSSIBLE COMPLICATIONS OF ITS USE.

    As with other nitrogen mustard drugs, excessive dosage will produce marked bone marrow suppression. Bone marrow suppression is the most significant toxicity associated with ALKERAN in most patients. Therefore, the following tests should be performed at the start of therapy and prior to each subsequent course of ALKERAN: platelet count, hemoglobin, white blood cell count, and differential. Thrombocytopenia and/or leukopenia are indications to withhold further therapy until the blood counts have sufficiently recovered. Frequent blood counts are essential to determine optimal dosage and to avoid toxicity (see PRECAUTIONS: Laboratory Tests). Dose adjustment on the basis of blood counts at the nadir and day of treatment should be considered.

    Hypersensitivity reactions, including anaphylaxis, have occurred rarely (see ADVERSE REACTIONS). These reactions have occurred after multiple courses of treatment and have recurred in patients who experienced a hypersensitivity reaction to IV ALKERAN. If a hypersensitivity reaction occurs, oral or IV ALKERAN should not be readministered.

CARCINOGENESIS: Secondary malignancies, including acute nonlymphocytic leukemia, myeloproliferative syndrome, and carcinoma have been reported in patients with cancer treated with alkylating agents (including melphalan). Some patients also received other chemotherapeutic agents or radiation therapy. Precise quantitation of the risk of acute leukemia, myeloproliferative syndrome, or carcinoma is not possible. Published reports of leukemia in patients who have received melphalan (and other alkylating agents) suggest that the risk of leukemogenesis increases with chronicity of treatment and with cumulative dose. In one study, the 10-year cumulative risk of developing acute leukemia or myeloproliferative syndrome after melphalan therapy was 19.5% for cumulative doses ranging from 730 mg to 9652 mg. In this same study, as well as in an additional study, the 10-year cumulative risk of developing acute leukemia or myeloproliferative syndrome after melphalan therapy was less than 2% for cumulative doses under 600 mg. This does not mean that there is a cumulative dose below which there is no risk of the induction of secondary malignancy. The potential benefits from melphalan therapy must be weighed on an individual basis against the possible risk of the induction of a second malignancy.

    Adequate and well-controlled carcinogenicity studies have not been conducted in animals. However, i.p. administration of melphalan in rats (5.4 to 10.8 mg/m2) and in mice (2.25 to 4.5 mg/m2) 3 times per week for 6 months followed by 12 months post-dose observation produced peritoneal sarcoma and lung tumors, respectively.

MUTAGENESIS: ALKERAN has been shown to cause chromatid or chromosome damage in humans. Intramuscular administration of ALKERAN at 6 and 60 mg/m2 produced structural aberrations of the chromatid and chromosomes in bone marrow cells of Wistar rats.

IMPAIRMENT OF FERTILITY: ALKERAN causes suppression of ovarian function in premenopausal women, resulting in amenorrhea in a significant number of patients. Reversible and irreversible testicular suppression have also been reported.

PREGNANCY: Pregnancy Category D. ALKERAN may cause fetal harm when administered to a pregnant woman. Melphalan was embryolethal and teratogenic in rats following oral (6 to 18 mg/m2 per day for 10 days) and intraperitoneal (18 mg/m2) administration. Malformations resulting from melphalan included alterations of the brain (underdevelopment, deformation, meningocele, and encephalocele) and eye (anophthalmia and microphthalmos), reduction of the mandible and tail, as well as hepatocele (exomphaly).

    There are no adequate and well-controlled studies in pregnant women. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to the fetus. Women of childbearing potential should be advised to avoid becoming pregnant.

PRECAUTIONS:

GENERAL: In all instances where the use of ALKERAN is considered for chemotherapy, the physician must evaluate the need and usefulness of the drug against the risk of adverse events. ALKERAN should be used with extreme caution in patients whose bone marrow reserve may have been compromised by prior irradiation or chemotherapy, or whose marrow function is recovering from previous cytotoxic therapy. If the leukocyte count falls below 3000 cells/mcL, or the platelet count below 100,000 cells/mcL, ALKERAN should be discontinued until the peripheral blood cell counts have recovered.

    A recommendation as to whether or not dosage reduction should be made routinely in patients with renal insufficiency cannot be made because:

a) There is considerable inherent patient-to-patient variability in the systemic availability of melphalan in patients with normal renal function.

b) Only a small amount of the administered dose appears as parent drug in the urine of patients with normal renal function.

    Patients with azotemia should be closely observed, however, in order to make dosage reductions, if required, at the earliest possible time.

INFORMATION FOR PATIENTS: Patients should be informed that the major toxicities of ALKERAN are related to bone marrow suppression, hypersensitivity reactions, gastrointestinal toxicity, and pulmonary toxicity. The major long-term toxicities are related to infertility and secondary malignancies. Patients should never be allowed to take the drug without close medical supervision and should be advised to consult their physician if they experience skin rash, vasculitis, bleeding, fever, persistent cough, nausea, vomiting, amenorrhea, weight loss, or unusual lumps/masses. Women of childbearing potential should be advised to avoid becoming pregnant.

LABORATORY TESTS: Periodic complete blood counts with differentials should be performed during the course of treatment with ALKERAN. At least one determination should be obtained prior to each treatment course. Patients should be observed closely for consequences of bone marrow suppression, which include severe infections, bleeding, and symptomatic anemia (see WARNINGS).

DRUG INTERACTIONS: There are no known drug/drug interactions with oral ALKERAN.

CARCINOGENESIS, MUTAGENESIS, IMPAIRMENT OF FERTILITY: See WARNINGS section.

PREGNANCY: TERATOGENIC EFFECTS: Pregnancy Category D: See WARNINGS section.

NURSING MOTHERS: It is not known whether this drug is excreted in human milk. ALKERAN should not be given to nursing mothers.

PEDIATRIC USE: The safety and effectiveness of ALKERAN in pediatric patients have not been established.

GERIATRIC USE: Clinical experience with ALKERAN has not identified differences in responses between the elderly and younger patients. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

ADVERSE REACTIONS:

HEMATOLOGIC: The most common side effect is bone marrow suppression. Although bone marrow suppression frequently occurs, it is usually reversible if melphalan is withdrawn early enough. However, irreversible bone marrow failure has been reported.

GASTROINTESTINAL: Gastrointestinal disturbances such as nausea and vomiting, diarrhea, and oral ulceration occur infrequently. Hepatic disorders ranging from abnormal liver function tests to clinical manifestations such as hepatitis and jaundice have been reported.

MISCELLANEOUS: Other reported adverse reactions include: pulmonary fibrosis and interstitial pneumonitis, skin hypersensitivity, vasculitis, alopecia, and hemolytic anemia. Allergic reactions, including rare anaphylaxis, have occurred after multiple courses of treatment.

OVERDOSAGE: Overdoses, including doses up to 50 mg/day for 16 days, have been reported. Immediate effects are likely to be vomiting, ulceration of the mouth, diarrhea, and hemorrhage of the gastrointestinal tract. The principal toxic effect is bone marrow suppression. Hematologic parameters should be closely followed for 3 to 6 weeks. An uncontrolled study suggests that administration of autologous bone marrow or hematopoietic growth factors (i.e., sargramostim, filgrastim) may shorten the period of pancytopenia. General supportive measures, together with appropriate blood transfusions and antibiotics, should be instituted as deemed necessary by the physician. This drug is not removed from plasma to any significant degree by hemodialysis.

DOSAGE AND ADMINISTRATION:

MULTIPLE MYELOMA: The usual oral dose is 6 mg (3 tablets) daily. The entire daily dose may be given at one time. The dose is adjusted, as required, on the basis of blood counts done at approximately weekly intervals. After 2 to 3 weeks of treatment, the drug should be discontinued for up to 4 weeks, during which time the blood count should be followed carefully. When the white blood cell and platelet counts are rising, a maintenance dose of 2 mg daily may be instituted. Because of the patient-to-patient variation in melphalan plasma levels following oral administration of the drug, several investigators have recommended that the dosage of ALKERAN be cautiously escalated until some myelosuppression is observed in order to assure that potentially therapeutic levels of the drug have been reached.

    Other dosage regimens have been used by various investigators. Osserman and Takatsuki have used an initial course of 10 mg/day for 7 to 10 days. They report that maximal suppression of the leukocyte and platelet counts occurs within 3 to 5 weeks and recovery within 4 to 8 weeks. Continuous maintenance therapy with 2 mg/day is instituted when the white blood cell count is greater than 4000 cells/mcL and the platelet count is greater than 100,000 cells/mcL. Dosage is adjusted to between 1 and 3 mg/day depending upon the hematological response. It is desirable to try to maintain a significant degree of bone marrow depression so as to keep the leukocyte count in the range of 3000 to 3500 cells/mcL.

    Hoogstraten et al have started treatment with 0.15 mg/kg per day for 7 days. This is followed by a rest period of at least 14 days, but it may be as long as 5 to 6 weeks. Maintenance therapy is started when the white blood cell and platelet counts are rising. The maintenance dose is 0.05 mg/kg per day or less and is adjusted according to the blood count.

    Available evidence suggests that about one third to one half of the patients with multiple myeloma show a favorable response to oral administration of the drug.

    One study by Alexanian et al has shown that the use of ALKERAN in combination with prednisone significantly improves the percentage of patients with multiple myeloma who achieve palliation. One regimen has been to administer courses of ALKERAN at 0.25 mg/kg per day for 4 consecutive days (or, 0.20 mg/kg per day for 5 consecutive days) for a total dose of 1 mg/kg per course. These 4- to 5-day courses are then repeated every 4 to 6 weeks if the granulocyte count and the platelet count have returned to normal levels.

    It is to be emphasized that response may be very gradual over many months; it is important that repeated courses or continuous therapy be given since improvement may continue slowly over many months, and the maximum benefit may be missed if treatment is abandoned too soon.

    In patients with moderate to severe renal impairment, currently available pharmacokinetic data do not justify an absolute recommendation on dosage reduction to those patients, but it may be prudent to use a reduced dose initially. Epithelial Ovarian Cancer: One commonly employed regimen for the treatment of ovarian carcinoma has been to administer ALKERAN at a dose of 0.2 mg/kg daily for 5 days as a single course. Courses are repeated every 4 to 5 weeks depending upon hematologic tolerance.

ADMINISTRATION PRECAUTIONS: Procedures for proper handling and disposal of anticancer drugs should be considered. Several guidelines on this subject have been published.1-7

    There is no general agreement that all of the procedures recommended in the guidelines are necessary or appropriate.

HOW SUPPLIED: ALKERAN is supplied as white, film-coated, round, biconvex tablets containing 2 mg melphalan in amber glass bottles with child-resistant closures. One side is engraved with "GX EH3" and the other side is engraved with an "A."

    Bottle of 50 (NDC 0173-0045-35).

    STORE IN A REFRIGERATOR, 2(DEGREE) TO 8(DEGREE)C (36(DEGREE) TO 46(DEGREE)F). PROTECT FROM LIGHT.

REFERENCES:

1. Recommendations for the safe handling of parenteral antineoplastic drugs. Washington, DC: Division of Safety, National Institutes of Health; 1983. US Dept of Health and Human Services, Public Health Service publication NIH 83-2621.

2. AMA Council on Scientific Affairs. Guidelines for handling parenteral antineoplastics. JAMA. 1985;253:1590-1591.

3. National Study Commission on Cytotoxic Exposure. Recommendations for handling cytotoxic agents. 1987. Available from Louis P. Jeffrey, Chairman, National Study Commission on Cytotoxic Exposure. Massachusetts College of Pharmacy and Allied Health Sciences, 179 Longwood Avenue, Boston, MA 02115.

4. Clinical Oncological Society of Australia. Guidelines and recommendations for safe handling of antineoplastic agents. Med J Australia.
     1983;1:426-428.

5. Jones RB, Frank R, Mass T. Safe handling of chemotherapeutic agents: a report from the Mount Sinai Medical Center. CA-A Cancer J for Clin. 1983;33:258-263.

6. American Society of Hospital Pharmacists. ASHP technical assistance bulletin on handling cytotoxic and hazardous drugs. Am J Hosp Pharm. 1990;47:1033-1049.

7. Controlling Occupational Exposure to Hazardous Drugs. (OSHA Work-Practice Guidelines.) Am J Health-Syst Pharm. 1996;53:1669-1685.

[GRAPHIC OMITTED]
GlaxoSmithKline
Research Triangle Park, NC 27709

(C)2001, GlaxoSmithKline
All rights reserved.

November 2001                                 RL-1025

                                 EXHIBIT 5.02(c)

                     SEMI-ANNUAL SUPPLY SCHEDULE PROCEDURES

                                Attached hereto.

                                  EXHIBIT 5.04

         Product                                     Minimum Order Amounts
         -------                                     ---------------------

         Alkeran IV                                  12,500 units
         Alkeran Oral 25 mg bottles x 25             10,000 bottles

                                  EXHIBIT 5.08

                          ALKERAN MANUFACTURING MATRIX
                          ----------------------------

The below table summarizes the Alkeran(R) manufacturing and packaging matrix for the active drug substance and finished product. GlaxoSmithKline would retain responsibility for manufacturing and packaging during the term of the distribution agreement.

ALKERAN(R) Tablets and Injection Manufacturing Summary


          Product             Active Drug                      Finished Product
                               Substance
--------------------------------------------------------------------------------
         Melphalan

                              Dartford, UK
         Drug                Aerojet, Rancho                         N/A
                                Cordova,
Substance                      California
--------------------------------------------------------------------------------
Alkeran(R)                      As above                          Dartford, UK
Tablets                                                         Heumann, Germany
                                                                 (to be filed
                                                                     6/2003)
--------------------------------------------------------------------------------
Alkeran(R)                      As above                          Dartford, UK
Injection                       --------
                                                                  SP
                                                                  Pharmaceutic
                                                                  als,
                                                                  Albuquerque,
                                                                  NM (approval
                                                                  received for
                                                                  Diluent,
                                                                  pending for
                                                                  active with
                                                                  target of
                                                                  4/15/2003)
--------------------------------------------------------------------------------

                                  EXHIBIT 6.04

                         SAFETY MONITORING OF ALKERAN(R)
                         -------------------------------

SAFETY DATABASE

GSK will hold the international safety database of adverse events for the Product.

CORE TEXT

The Core Text will be written and maintained by GSK.

ADVERSE EVENT REPORTING [AE]

GSK will be responsible for expedited reporting of AE reports to FDA.

Should Celgene receive any AE reports regarding the Product, such data will be forwarded within seventy-two (72) hours by faxing the data to GCSP at 1-919-483-5404 or by calling the GSK Customer Response Center (CRC) at 1-888-825-5249. The CRC will forward all reports received to the appropriate contact person in GCSP. GCSP will be responsible for appropriate follow-up of all AE reports it receives.

PERIODIC REPORTING

The responsibility for compilation of Periodic Safety Update Reports (PSURs) and FDA Periodic Reports for the Products will lie with GSK.

REGULATORY INQUIRIES

Celgene will inform GSK, as soon as possible, of any safety-related regulatory inquiries regarding the Products and will co-operate in providing requested information promptly.

GENERAL MANAGEMENT OF SAFETY

If either party becomes aware of a safety issue regarding the Products (including sales discontinuance, product recalls), that party will alert the other party as soon as possible. Supporting documentation will be sent as soon as possible thereafter.

Public statements by Celgene on the safety of the Products, which go beyond the scope of the Core Text must, as far as practical, be approved by GSK before publication.

CONTACTS


--------------------------------------------------------------------------------------------------------
For General Inquiries                 Sandra Bettenhausen, Director     GSK
                                      Central Functions Group,          5 Moore Drive
                                      Global Clinical Safety &          RTP, NC 27709
                                      Pharmacovigilance                 Telephone 919-483-5069
                                                                        Fax 919-483-5404
                                                                        Sandra.h.bettenhausen@gsk.com
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
For Spontaneous Cases                 Karen Dillinger,                  GSK
                                      Manager PMG Case Handling Group,  5 Moore Drive
                                      Global Clinical Safety &          RTP, NC 27709
                                      Pharmacovigilance                 Telephone 919-483-5065
                                                                        Fax 919-483-5404
                                                                        Karen.h.dillinger@gsk.com
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Local Labeling Information            Local GSK contact name            Address, tel, fax, e-mail
                                      Melissa Beaman, Manager
                                      Labeling Policy
                                      Phone (919) 483-9316
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Core Safety Information               Dr Jackie Brown                   CPM
                                      Head of Clinical and Prescribing  GlaxoSmithKline R&D
                                      Information Management            Greenford Road
                                                                        Greenford
                                                                        Middlesex
                                                                        UB6 0HE
                                                                        UK
                                                                        e-mail: JTB43568@gsk.com

--------------------------------------------------------------------------------------------------------



  Matters regarding ADR Reporting Procedures, Overdoses and Pregnancy should be addressed by GSK to the following Celgene individual:

                           Celgene Corporation
                           7 Powder Horn Drive
                           Warren, NJ  07050
                           Attention: Rose M. Rogan, M.D.
                           Facsimile No.:  732.271.4115
                           Telephone No.: 732.805.3913

                                  EXHIBIT 6.05

                   PROCEDURES FOR SUBMITTING MEDICAL INQUIRIES
                   -------------------------------------------

Medical inquiries regarding the Products shall be submitted by Celgene or Physicians directly to GSK by calling the number below:

Submit all medical queries by calling 1-888-825-5249

                                  EXHIBIT 6.08

                   PROCEDURES FOR REPORTING PRODUCT COMPLAINTS
                   -------------------------------------------

Information to be supplied by Celgene to GSK, to the extent available, regarding complaints relating to the Product:

o        Name, address and phone number of caller/complainant

o        Description of inquiry or complaint

o        Product strength, size (e.g., xxmg, bottle of YY)

o        Lot number, expiration date

o Name, address and phone number of person reporting/forwarding complaint to Celgene (e.g. pharmacist) and sample availability information

o        Name of Celgene representative forwarding information

o        GSK Customer Response Center (CRC) at 1-888-825-5249.

o        Note:  the complaint sample should be returned to GSK for evaluation.

                               EXHIBIT 8.02(g)(i)

                  PRODUCT RETURNS FOR 12-MONTHS ENDED 12/31/02
                          AND JANUARY AND FEBRUARY 2003


                                     Alkeran
                                 Product Returns

                                     ($000s)

--------------------------------------------------------------------------------
Sales Returns          2002            2003            2002            2003
                       Dollars         Dollars         Units           Units
--------------------------------------------------------------------------------
January                259.8           52.3            2,722           191
--------------------------------------------------------------------------------
February               180.6           51.8            1,841           161
--------------------------------------------------------------------------------
March                  141.2             --            1,472            --
--------------------------------------------------------------------------------
April                  119.9             --            1,053            --
--------------------------------------------------------------------------------
May                    295.9             --                0            --
--------------------------------------------------------------------------------
June                   282.9             --            3,188            --
--------------------------------------------------------------------------------
July                   222.2             --            1,302            --
--------------------------------------------------------------------------------
August                 219.7             --            1,738            --
--------------------------------------------------------------------------------
September              142.9             --              709            --
--------------------------------------------------------------------------------
October                196.4             --              843            --
--------------------------------------------------------------------------------
November                80.9             --              339            --
--------------------------------------------------------------------------------
December                50.4             --              242            --
--------------------------------------------------------------------------------
Grand Total          2,192.6           52.3           15,447           191
--------------------------------------------------------------------------------

                               EXHIBIT 8.02(g)(ii)

            INDIRECT CHARGEBACK HISTORY FOR 12-MONTHS ENDED 12/31/02
                          AND JANUARY AND FEBRUARY 2003


--------------------------------------------------------------------------------
                                     Alkeran
                           Indirect Chargeback History
                                     ($000s)
--------------------------------------------------------------------------------
                       2001 Actual               2002 Actual            2003 YTD
--------------------------------------------------------------------------------
Indirect               2,783.8                   2,184.5                359.7
Chargebacks
--------------------------------------------------------------------------------